Exhibit 99.1

EXPLANATORY NOTE

This Exhibit 99.1 contains certain retrospective revisions that have been made to the consolidated financial statements of The Standard Register Company (the "Company") that were previously contained in its Annual Report on Form 10-K for the year ended December 30, 2012 (the “2012 Form 10-K”) to reflect a change in accounting principle, a reverse stock split, and adoption of accounting pronouncements by the Company.
The Company has updated and revised the following items that were contained in the 2012 Form 10-K to reflect the retrospective revisions discussed above:

•	Item 5. Market for The Standard Register Company's Common Stock, Related Shareholder Matters and Purchases of Equity Securities

•	Item 6: Selected Financial Data,

•	Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations, and

•	Item 8: Financial Statements.
Revisions to the 2012 Form 10-K included in this Exhibit 99.1 as noted above supersede the corresponding portions of the 2012 Form 10-K. All other information in the 2012 Form 10-K remains unchanged. This Exhibit 99.1 does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the changes described above.

Item 5 – MARKET FOR THE STANDARD REGISTER COMPANY'S COMMON STOCK, RELATED SHAREHOLDER MATTERS, AND PURCHASES OF EQUITY SECURITIES
Market Price - The following table lists the high and low market prices as reported on the NYSE and cash dividends paid per share:

2012
Quarter	Dividend	High	Low
1st	$0.25	$13.00	$5.70
2nd	$—	$6.90	$2.50
3rd	$—	$5.95	$2.95
4th	$—	$3.75	$2.50

2011
Quarter	Dividend	High	Low
1st	$0.25	$18.05	$14.60
2nd	$0.25	$17.90	$15.05
3rd	$0.25	$16.00	$12.30
4th	$0.25	$13.70	$11.30
Approximate Number of Holders of Common Stock - On January 27, 2013, there were 2,039 shareholders of record of our common stock.  This number includes restricted shares, but excludes individual holders whose shares are held by nominees.  There are also 16 holders of Class A stock.
Dividends – On January 23, 2012, we announced the suspension of quarterly dividends in keeping with Ohio law, which requires that cash dividends be paid only out of a corporation’s statutory surplus. Because of the decline in shareholders’ equity, there is not currently a statutory surplus.  The 2012 first quarter dividend which was declared in December 2011 was paid on March 9, 2012.  See further discussion under “Liquidity and Capital Resources”.
There were no repurchases of our common stock during the fourth quarter of 2012.  Information regarding our equity compensation plans is included in Item 12 and is incorporated by reference into this section of Item 5.

Item 6 - SELECTED FINANCIAL DATA (Dollars in thousands, except per share amounts)

	2012	2011	2010	2009	2008
SUMMARY OF OPERATIONS					(a)
Revenue	$601,988	$648,109	$668,377	$694,016	$791,076
Cost of sales	421,586	449,940	458,569	478,367	540,180
Gross margin	180,402	198,169	209,808	215,649	250,896
Operating expenses	205,694	230,073	193,590	217,974	234,131
Interest expense	2,689	2,466	2,189	1,197	2,220
Investment and other income (expense)	39	632	(333)	390	285
Income tax expense (benefit)	534	91,695	5,898	(1,580)	7,942
Net (loss) income	$(28,476)	$(125,433)	$7,798	$(1,552)	$6,888

DILUTED PER SHARE DATA
Net (loss) income	$(4.88)	$(21.59)	$1.35	$(0.27)	$1.20
Dividends paid	$0.25	$1.00	$1.00	$1.90	$4.60
Book value per share	$(21.70)	$(17.02)	$10.33	$10.29	$9.58

FINANCIAL POSITION
Current ratio	2.1 to 1	2.1 to 1	2.4 to 1	1.6 to 1	2.2 to 1
Working capital	$84,222	$89,409	$109,238	$73,071	$106,613
Plant and equipment	$58,923	$73,950	$74,149	$85,740	$102,071
Total assets	$259,904	$293,861	$384,787	$396,952	$433,575
Long-term debt (b)	$49,159	$60,149	$42,926	$—	$33,840
Shareholders' (deficit) equity	$(126,860)	$(99,053)	$59,804	$59,385	$55,167

OTHER DATA
Number of shares
outstanding at year-end	5,846,381	5,820,037	5,791,049	5,772,830	5,757,271
Number of employees	2,200	2,700	2,600	2,900	3,100
Capital expenditures	$5,972	$14,186	$8,403	$8,844	$17,330

(a) Income statement amounts for 2008 do not reflect the change in accounting principle discussed in Note 2 "Change in Pension Accounting Method"
(b) Reflects all debt as current in 2009.

Item 7 – MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollars in millions, except per share amounts)

This Management's Discussion and Analysis provides material historical and prospective disclosures intended to enable investors and other users to assess our financial condition and results of operations. Statements that are not historical are forward-looking and involve risks and uncertainties, including those discussed under the caption “Forward-Looking Information” in Item 1 of this Annual Report on Form 10-K and elsewhere in this report. These risks could cause our actual results to differ materially from any future performance suggested below. The discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and notes thereto.
This Management's Discussion and Analysis includes the following sections:

•
Overview – An overall discussion of our Company, the business challenges and opportunities we believe are key to our financial success, and our plans for facing these challenges and capitalizing upon the opportunities before us.

•
Critical Accounting Polices and Estimates – A discussion of the accounting policies that require our most critical judgments and estimates.  This discussion provides insight into the level of subjectivity, quality, and variability involved in these judgments and estimates.

•
Results of Operations – An analysis of our consolidated results of operations and segment results for the three years presented in our consolidated financial statements.  This analysis discusses material trends within our business and provides important information necessary for an understanding of our operating results.

•
Liquidity and Capital Resources – An analysis of cash flows and a discussion of our financial condition.  This section provides information necessary to evaluate our ability to generate cash and to meet existing and known future cash requirements over both the short and long term.

References to 2012, 2011, and 2010 refer to the 52-week periods ended December 30, 2012, January 1, 2012, and January 2, 2011.

OVERVIEW
The Company – We are trusted by the world's leading organizations to help build and advance their reputations through expert management and flawless execution of critical communications. We are building a portfolio of solutions to address the changing business landscape for our primary markets, as we help companies migrate from paper-based to digital processes through innovative tools to manage the entire lifecycle of their documents from concept to delivery.
The Company is now in its fourth year of its evolution from a product-focused company to a market-focused innovator. While performance improvement over the past three years had been evident, management entered 2012 knowing it needed to accelerate the turnaround. Therefore, in January of 2012, the Company announced a major restructuring and workforce reduction to accelerate the Company's transition, reduce costs, and align resources around core solutions. As a direct result of these measures, as well as the growing success of our technology-oriented solutions, we saw our financial performance improve during the year.
Our Business Challenges – Advances in on-demand technologies have accelerated the adoption of electronic distribution of documents and digital printing, therefore reducing the market for longer-run traditional business forms, a legacy product offering of the Company.  In addition, the downturn in the economy and turmoil in the credit markets in recent years have created highly competitive conditions in an already over-supplied, price-competitive industry.  Macro-trends are affecting our traditional printing business, but we have maintained strong customer relationships. We are taking substantial measures to transform our Company to be leaders in our primary markets and believe our success is dependent upon continuing to address the following challenges:
•Transformation of our portfolio of solutions
•Future pension funding requirements and actuarial losses
•Generating positive cash flow

Transformation of our portfolio of solutions – Traditional business documents and information-driven processes are essential in order to conduct business. However, many printed documents and related services are being replaced or commoditized by advances in digital technologies, causing significant price pressures and steady declines in demand for a large portion of our legacy product line. The same digital advances also introduce new opportunities with significant growth potential for us, such as on-demand publishing and solutions that assist customers in their transition to digital business environments. These growth opportunities are particularly enhanced due to our extensive history and experience.
At the end of 2008, we began the process of evolving into a market-focused innovator, beginning the transformation from a product-driven company to one focused on providing and developing new solutions for growth and durability for the key markets we serve. Key to the transformation was our 2011 investment in new digital color equipment and technology. The investment supports our strategy for growth in core marketing solutions by helping our customers manage their brand through effective color execution and increased security and efficiency in their critical communications.
Optimization of our manufacturing footprint and implementation of new workflow and print technology in our Print On Demand Centers were important steps operationally. We transformed five of our regional print centers into "super centers," equipping each with high-speed, high-quality color printing, and in-line finishing and bindery capabilities. In addition, the regional centers and our three largest satellite facilities were upgraded with the latest high-speed, monochrome printing equipment as well as wide-format printers. Advances in production were complemented by new digital workflow technology, which was rolled out across our entire digital print network. The software allows web-based orders to move from customer desktops through the production process with minimal intervention. It automatically routes orders to the print center most convenient to the customer, which dramatically improves fulfillment times and reduces freight costs for the customer.
We also made strategic acquisitions. In 2010, we purchased the assets of Fusion Graphics, Inc., consisting of patented in-mold label products and intellectual property, including the Grafilm In-Mold Labeling System. The acquisition allows us to serve a much broader group of customers worldwide and continue to develop new products for our industrial customers. In 2011, we acquired Dialog Medical, a company that provides solutions for managing the patient informed consent process. The acquisition strengthens and broadens our leadership in the healthcare market, complements our portfolio of solutions, and enhances our ability to continue to advance our core growth products in the healthcare market.
As a result of these investments, we expect to be able to grow and develop innovative solutions, specifically in the areas of patient identification and safety solutions, secure document solutions, marketing and customer communication solutions, and in-mold labeling. These solutions address important business needs and better position us for future growth. We believe our extensive expertise within our markets combined with our continued focus on targeted solutions for those markets will differentiate us from our competitors and will continue to produce growth opportunities outside of our legacy solutions.
As demand for legacy transactional print products declines, the expansion of our market share in our core solutions will be a key factor to our success.
Future pension funding and actuarial losses – During 2001, 2002, and most recently in 2008 and 2011, our qualified pension plan became underfunded due to weak stock market returns and historically low long-term interest rates. The impact of these actuarial losses resulted in significant mark-to-market (MTM) charges to operating profit in recent years - $40.8 million in 2012 and $59.7 million in 2011. We believe this trend will reverse with improved interest rates and stronger stock market performance, but pension losses could continue to materially impact our operating profit in future years. Due to the high degree of variability and uncertainty regarding the assumptions used to determine these amounts, actual results could differ significantly from those expected.
The Pension Protection Act of 2006 became effective in 2008 and increased the minimum funding requirements for our qualified pension plan. In response to the weak economic conditions, the Pension Relief Act of 2010 (PRA) was passed in 2010. The PRA provided funding relief specifically for plan years 2008 - 2011 by allowing plan sponsors to stretch out funding over a longer period of time for two of those years. Funding relief was also provided by the Moving Ahead for Progress in the 21st Century Act (MAP-21), commonly referred to as the Highway Bill. MAP-21 provides pension plan sponsors with funding relief by stabilizing interest rates used to determine required funding contributions to defined benefit plans. The new legislation allows the use of a 25-year average corporate bond rate adjusted to the applicable corridor rather than a 2-year average rate as required under the prior law to calculate funding requirements. The Internal Revenue Service (IRS) will determine the 25-year average rates on an annual basis and may prescribe equivalent rates for any years in the 25-year period for which segment rates determined under the regular rules are not available.
Based upon the new requirements and current estimates, our minimum funding requirement will be $26.8 million in 2013 and $36.4 million in 2014. We made $2.0 million of excess contributions in 2012 that will be applied to meet our 2013 funding requirement. Our estimates of minimum funding requirements are also dependent upon investment return and interest rate assumptions that have a high degree of variability and uncertainty, as evidenced in the recent economic climate. Unexpected gains or losses in asset values or changes in factors affecting interest rates could materially impact the actual required contributions.

Although benefits under the majority of our pension plans have been frozen, settlement of our pension obligations will still present uncertainty and variability in our financial results in future years, with the ultimate outcome determined by actual asset performance in our qualified plan, interest rates, and the level of our pension contributions.
Generating positive cash flow – Transforming our product portfolio and funding our pension plan creates additional challenges related to generating and maintaining positive cash flow due to the significant cash investments required. Pricing pressures in our legacy product line as these products are further commoditized create additional pressures on cash. Our core solutions generally generate higher profit margins; therefore, our continued shift from legacy to core solutions will help offset these pressures. We continue to undertake aggressive actions to accelerate our transition, reduce costs, and align resources around our core solutions business. Significant restructuring actions have been implemented to improve our cost structure, most recently in 2012. The restructuring plan is expected to reduce costs by approximately $60 million annually, when fully implemented, and allow us to continue to maintain sufficient liquidity and capital resources to fund near-term operations and growth initiatives. Additionally, due to the lack of a statutory surplus required under Ohio law, we suspended our dividend, which results in the retention of approximately $6 million of capital annually.
Our Focus –  Building on our success in 2012, our 2013 priorities continue to center around our customers and operational and profit improvement. Our focus remains on acquiring new customers, defending and expanding current business, and optimizing our cost structure.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements and accounting for the underlying transactions, we applied the accounting policies disclosed in the Notes to the Consolidated Financial Statements. Preparation of our financial statements requires us to make estimates and assumptions that could have a material effect on the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenue and expenses during the reporting period. Although we believe our estimates and assumptions are reasonable, they are based on information presently available, and actual results may differ significantly from those estimates.
We consider the estimates discussed below as critical to an understanding of our financial statements because they place the most significant demands on management's judgment about the effect of matters that are inherently uncertain, and the impact of different estimates or assumptions could be material to our financial condition or results of operations. The impact and any associated risks related to these estimates are described throughout this discussion and analysis where such estimates affect reported and expected financial results. The impact of changes in the estimates and assumptions discussed below for the pension plan, goodwill, and deferred taxes generally do not affect segment results.
For a detailed discussion of the application of these and other accounting policies, see “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements. Management has discussed the development and selection of these critical accounting policies and the related disclosures with the Audit Committee of the Board of Directors.
Pension Benefit Plan Assumptions
Included in our financial statements are significant pension obligations and benefit costs which are measured using actuarial valuations. The use of actuarial models requires us to make certain assumptions concerning future events that will determine the amount and timing of the benefit payments. Such assumptions include the discount rate and the expected long-term rate of return on plan assets. In addition, the actuarial calculation includes subjective factors, such as withdrawal and mortality rates, to estimate the projected benefit obligation. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences can have a significant impact on the amount of pension obligations and benefit expense recorded in future periods. We periodically review the assumptions used to account for our pension benefit plans.
Discount rate - One of the principal components of calculating the projected benefit obligation is the assumed discount rate, which is the assumed rate at which future pension benefits could be effectively settled. The discount rate established at year end for the benefit obligations is also used in the calculation of the interest component of benefit cost for the following year. Discount rates are established based on prevailing market rates for high-quality, fixed-income instruments with maturities equal to the future cash flows to pay the benefit obligations when due. At December 30, 2012, we used a 3.65 percent discount rate, which compares to 4.25 percent at the end of 2011.
A future increase in the discount rate would decrease the pension obligations, thus changing the funded status of our pension plans. To illustrate the sensitivity of pension liabilities to changes in the discount rate, holding all other assumptions constant, a one percent increase in the discount rate applied to our qualified pension plan would reduce the liability by approximately $43.9 million, and in turn improve the funding status of the plan. Conversely, a one percent decrease in the discount rate applied to our qualified pension plan would increase the liability by approximately $51.8 million, increasing the under-funded status of the plan.
Expected long-term rate of return on plan assets - One of the principal components of the net periodic pension cost calculation is the expected long-term rate of return on plan assets. The required use of an expected long-term rate of return on plan assets can result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term rate of return is designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by our employees. Our qualified defined benefit pension plan's assets are invested in a broadly- diversified portfolio consisting primarily of publicly-traded common stocks, commingled debt and equity funds, and various hedge funds. We use long-term historical actual return experience and estimates of future long-term investment return, with consideration to the expected investment mix of the plan's assets, to develop our expected rate of return assumption used in the net periodic pension cost calculation. Differences between actual and expected returns can occur which could result in additional MTM adjustments.
For 2012 and 2011, we used an 8.0 percent expected long-term rate of return, which is lower than the 8.75 percent used in 2010. A future decrease in the expected long-term rate of return would increase net periodic pension cost for the period and vice versa. To illustrate the sensitivity of pension expense to changes in the long-term rate of return, holding all other assumptions constant, a one percent decrease in the rate would increase pension expense by approximately $2.6 million.
Our non-qualified pension benefit plans are unfunded plans and have no plan assets. Therefore, the expected long-term rate of return on plan assets is not a factor in accounting for these benefit plans.
Mortality rates - One of the assumptions made in the calculation of the projected benefit obligation is an estimate of mortality rates for the population of pension participants. Our actuaries use mortality tables, which include death rates for each age, in estimating the amount of pension benefits that will become payable. We use the RP-2000 Mortality Table to determine benefit obligations and to determine pension benefit cost.
Goodwill
Goodwill resulting from a business combination is not subject to amortization. We perform an annual impairment test of goodwill for all our reporting units in the second quarter or more frequently if events or circumstances indicate a potential impairment. The annual impairment test is a two-step process.
The first step in the impairment test requires us to compare the fair value of the reporting units to the carrying value of the assets assigned to those reporting units, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying amount of a reporting unit exceeds the estimated fair value, step two is completed to determine the amount of the impairment loss.
To determine fair value for each reporting unit, we follow an income approach utilizing a discounted cash flow methodology. This approach requires us to make significant estimates and assumptions, including revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, and future economic and market conditions. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of our reporting units. Though we believe our assumptions are reasonable, actual results could be different from those assumed in our forecasts. Key assumptions used in our fair value calculations include:

•
Revenue and cost assumptions: We use our internal forecasts to estimate future cash flows which are based on both historical information and our most recent view of the long-term outlook for each reporting unit derived from the Company's current strategic plan. We calculate multiple outcomes which are weighted to arrive at an overall projected cash flow.

•	Discount rate determination: We use an industry weighted-average cost of capital that reflects the weighted average return on debt and equity of our peer group from a market participant perspective.
As an alternative, we are permitted to first use a qualitative approach to test goodwill for impairment if certain conditions are met. However, we determined that it was not appropriate to use this approach for the current year due to continuing changes in our business, current restructuring activities, and recent changes to our reporting units. Therefore, the test was performed using the two-step approach described above.
The results of our impairment test indicate that the fair values of our reporting units are greater than their carrying value and no goodwill impairment is indicated. In addition to calculating a range of possible outcomes, sensitivity analysis is performed to understand the relative impact of the key assumptions used in our calculations. If our estimate of expected future cash flows had been 5% lower, or there was a 1% variation in the discount rate, the expected future cash flows would still have exceeded the carrying value of the assets, including goodwill.

Deferred Taxes
We are subject to income taxes in both the United States and Mexico. Significant management judgment is required in determining our deferred tax assets and liabilities, any valuation allowance recorded against our deferred tax assets, and our provision for income taxes, including tax positions taken or to be taken in our tax returns.
We review the potential future tax benefits of all deferred tax assets on an ongoing basis. At December 30, 2012, we had net deferred tax assets of $163.7 million attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and to operating loss and tax credit carryforwards.
The Company evaluates all positive and negative evidence regarding the potential realization of the Company's deferred tax assets when determining whether a valuation allowance is necessary. Based on cumulative losses in recent years, (defined as the current and two preceding years) and recent actuarial pension losses, a valuation allowance is maintained against the entire U.S. net deferred tax asset except for $21.1 million related to the pension liability. We are forecasting that the pension liability will be reduced by future actuarial gains prior to funding the related liability; therefore, the deferred tax asset will be realized without the need for future taxable income. Because of the cumulative losses in recent years, the Company is not relying on forecasts of future taxable income to realize any U.S. deferred tax assets. The amount of our deferred tax assets considered realizable; however, could change if our estimates of business results or future taxable income change.
We also have a Canadian capital loss carryforward that has an indefinite carryforward period. A full valuation allowance has been provided for the tax benefit associated with this capital loss as it is more likely than not that this capital loss will not be utilized.
We base our estimate of deferred tax assets and liabilities on current tax laws and rates. Since the effect of a change in tax rates is recognized in earnings in the period when the changes are enacted, changes in existing tax laws or rates could affect actual tax results and the valuation of deferred tax assets over time. As the economic recovery continues to be sluggish and as issues of debt reduction, global competitiveness, and job creation dominate the national discussion, there is pressure for Congress to lower the corporate rate. If enacted, the effect of a change in corporate tax rates on our tax expense and deferred taxes would be dependent on the amount of our tax valuation allowance at that time.
Share-Based Compensation
The amount of share-based compensation expense recognized for our performance-based stock awards requires us, among other things, to evaluate the probability of achieving performance goals and assess the level of goal achievement each reporting period. While the assumptions used to calculate compensation expense recognized for these awards represent our best estimate at that time, these estimates involve inherent uncertainties and the application of judgment. If performance targets are not achieved, all, or a portion, of the shares awarded are forfeited and the related compensation expense is reversed.
The final amount of compensation expense recorded for these types of awards is currently dependent on management's estimate of the Company's financial performance over a period of time, which could vary from actual results achieved. Compensation expense could vary based on changes in our expectations and the actual level of achievement of the performance goals.
Environmental Remediation
We are currently involved in the remediation of two environmental sites that are more fully described in Note 17 to our Consolidated Financial Statements. In accordance with accounting standards for environmental liabilities, we have recorded an estimate of the total costs to remediate these sites. However, due to the lengthy nature in settling environmental obligations and the fact that final remedies have not been agreed upon, determining total costs requires the use of significant judgment and estimates. Areas requiring the most significant judgments and estimates include the extent and timing of final remediation actions and the estimation of our share of the final remedy. Due to the complexity of environmental issues, monitoring costs can extend for many years. We must also estimate all costs related to the final remedy, which frequently involves complex procedures that can vary significantly from original plans depending on actual conditions encountered on the site. Until final remediation approaches are approved and final agreements are reached among all PRPs, it is reasonably possible that one or more of these factors could change our estimates; however, we are unable to determine the impact at this time.
Revenue Recognition
We enter into arrangements with customers that contain multiple elements or deliverables such as software, professional services, and ongoing maintenance and post-contract customer support. We account for the licensing of software arrangements in accordance with generally accepted accounting standards for software revenue recognition. We recognize revenue when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable, and collection is probable. Determining whether and when some of these criteria have been satisfied often involves assumptions and judgments that can have a significant impact on the timing and amount of revenue we report. For example, for multiple element arrangements, we must: (1) determine whether and when each element has been delivered; (2) determine whether undelivered products or services are essential to the functionality of the delivered products and services; (3) determine whether vendor-specific objective evidence (VSOE) of fair value exists for each undelivered element; and (4) allocate the total price among the various elements we must deliver. Changes in assumptions or judgments or changes to the elements in a software arrangement could change the timing or amount of revenue that we report in a particular period.
We also enter into arrangements with customers that contain multiple elements or deliverables such as custom-printed products, warehousing services, and custom-delivery services. For these types of arrangements, we are required to use a hierarchy to allocate the total consideration to each element in the arrangement. The hierarchy requires the use of VSOE, third-party evidence of selling price (TPE), or best estimate of selling price (BESP). VSOE represents the price of the deliverable when sold on a stand-alone basis, while TPE represents the price that outside vendors charge on a stand-alone basis. BESP is management's best estimate of the selling price on a stand-alone basis using available internal and external data and should be used only when VSOE or TPE cannot be established.
Two of our deliverables, custom-printed products and warehousing services, require the use of BESP. Determining BESP requires us to make judgments and assumptions regarding the value of these deliverables on a stand-alone basis. To determine BESP, we consider internally-generated data such as estimated costs for materials, labor, manufacturing and administrative costs, as well as external data such as observable pricing for similar products and current industry and competitive market conditions. In addition, we consider product life cycle stages, profit margins, assumed volume/activity levels, and typical agreement terms. We routinely update, analyze, and weight this data based on the significance we believe each assumption bears on the selling prices we ultimately could charge. As such, our determination of BESP requires significant judgment. Changes in the assumptions utilized or judgments could change the timing or amount of revenue that we report in future periods.

RESULTS OF OPERATIONS
The discussion that follows provides information which we believe is relevant to an understanding of our consolidated results of operations, supplemented by a discussion of segment results where appropriate.
Consolidated Results
The following table presents “Non-GAAP net income,” which is a non-GAAP financial measure and represents net income excluding, pension settlements, postretirement plan termination, restructuring charges, and adjustments to the deferred tax valuation allowance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles. The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. We believe that this non-GAAP financial measure provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision making. This presentation is similar to the manner in which our Board of Directors internally evaluates performance.

The following table reconciles our net (loss) income to net income presented on a non-GAAP basis.

	2012	% Change		2011	% Change	2010
Revenue	$602.0	(7)%		$648.1	(3)%	$668.4
Cost of sales	421.6	(6)%		449.9	(2)%	458.6
Gross margin	180.4	(9)%		198.2	(6)%	209.8
Gross margin % of sales	30.0%			30.6%		31.4%
SG&A expense	201.4	(18)%		245.1	28%	191.9
Postretirement plan termination	—			(20.2)		—
Restructuring	4.3			5.2		1.7
Other expense, net	2.7			1.8		2.5
(Loss) income before taxes	(28.0)			(33.7)		13.7
Income tax expense	0.5			91.7		5.9
% rate	(1.9)%			(271.8)%		43.1%
Net (loss) income	$(28.5)			$(125.4)		$7.8

Non-GAAP net income:
Net (loss) income	$(28.5)			$(125.4)		$7.8
Adjustments:
Deferred tax valuation	3.9		—	89.5		—
Pension settlement and postretirement plan termination	0.4			(20.0)		0.1
Restructuring and asset impairment (1)	4.3			5.2		2.3
Tax effect of adjustments (at statutory tax rates)	(1.9)			5.8		(1.0)
Non-GAAP net (loss) income	$(21.8)			$(44.9)		$9.2
(1) Includes impairment recorded in other income in 2010
Revenue
The following table quantifies, on a percentage basis, the estimated impact of key factors that contribute to the increase or decrease in consolidated revenue:

Percent Change 2012 vs. 2011				Percent Change 2011 vs. 2010
Units	Acquisitions	Price & Product Mix	Total	Units	Acquisitions	Price & Product Mix	Total
(6)%	—	(1)%	(7)%	(4)%	—	1%	(3)%
The 2012 revenue decline is primarily due to the net unit decrease, driven by the decline in demand for our legacy products and related services. As previously disclosed, we anticipated lower print and service related revenue in 2012 from a significant financial customer due to its major restructuring announced at the end of 2011. The pace of the decline accelerated in the last half of the year, bringing the total decline to $24.2 million for 2012, of which $17.6 million was in legacy products and services and the balance in core solutions. We anticipate lower revenue of approximately $18-20 million from this customer in 2013.
At the end of 2011, approximately 60 percent of our revenues came from legacy products, which are generally transactional documents and labels, clinical forms, and other printed materials that are in a state of transition to digital technologies or are being rapidly commoditized given the excess capacity in the printing industry. Together with the related service revenue, primarily warehousing and custom-delivery services which are often bundled with the printed products, we experienced a 12 percent revenue decline from legacy products in 2012. We expect this trend will continue in 2013.
Revenue growth comes from our core solutions, which are a suite of product and service solutions designed to assist our customers in meeting their strategic business needs. However, the revenue growth in core solutions was also impacted by lower core revenue of $6.6 million from the significant customer discussed above. Excluding this impact, core solutions revenue grew by 2.3 percent in 2012.

In 2011, we focused on transforming our product portfolios and launching new solutions. As the recovery in the economy has been slow, customers continued to focus on cost containment, resulting in pressure on price. Additionally, cost reduction initiatives implemented by our customers and the continued proliferation of technology drove declines in the use of certain legacy print products, as technology was utilized to reduce or eliminate the need for printed products. These conditions led to accelerated rates of decline in our legacy products, particularly during the last half of 2011. As a result, overall declines in revenue in legacy print products offset progress made in our core solutions.  The acquisition of new customers, expansion of new business with existing customers, and an upward trend in order levels drove improvement in our unit sales during 2011.  However, due to continued pressures on legacy print products, overall units declined.
The following table quantifies the changes in consolidated revenue by major categories and between core and legacy.

	2012	% Chg	2011	% Chg	2010
Print	$366.1	(6.5)%	$391.5	(3.9)%	$407.5
Labels	105.7	(2.6)%	108.5	3.8%	104.5
Software	8.9	(6.3)%	9.5	(8.7)%	10.4
Services	73.2	(16.3)%	87.5	(8.0)%	95.1
Other	48.1	(5.9)%	51.1	0.4%	50.9
	$602.0	(7.1)%	$648.1	(3.0)%	$668.4
Core	$260.9	(0.2)%	$261.4	5.6%	$247.6
Legacy	341.1	(11.8)%	386.7	(8.1)%	420.8
	$602.0	(7.1)%	$648.1	(3.0)%	$668.4
Cost of Sales and Gross Margin
Cost of sales decreased in 2012, primarily due to lower unit sales volume. Gross margin as a percentage of revenue decreased in 2012, reflecting the impact of pricing pressures, particularly in legacy clinical paper documents and transactional forms and labels, declines in certain legacy product unit volume that had higher margins, and material cost increases. This impact is being partially offset by savings from implemented cost saving initiatives and ongoing restructuring activities. We are managing to the lower volume and executing on the restructuring program to reduce our cost structure.
In 2011, the decrease in cost of sales was also primarily due to lower unit sales volume. These decreases were offset partially by increases in price resulting from higher material costs, increased costs associated with newly-acquired customers, and unabsorbed costs due to lower sales volume. We realized savings from previously implemented cost reduction initiatives, which partially offset these increases. As a result, the gross margin percentage declined slightly as compared with 2010.
Selling, General and Administrative Expense
SG&A expense in 2012 declined significantly from 2011 and 2010 levels. SG&A expense for 2012 was $26.2 million, or 13 percent lower than 2011. We are realizing significant savings from our current restructuring and cost reduction initiatives discussed below, primarily in compensation and employee-related expenses, benefits, various fees and services, travel and entertainment, and facility costs. SG&A expense includes a credit of $3.3 million in 2011 and $4.6 million in 2010 from amortization of prior service credits that does not occur in 2012 due to the termination of our postretirement healthcare plan. Except for costs associated with our pension plans and environmental liabilities, the majority of SG&A expense is allocated to our segments. This reduction in expense is reflected in the operating income of our Healthcare and Business Solutions segments.
We currently participate in the remediation of two environmental sites for which final remedies have not yet been determined. Total environmental costs included in SG&A expense were $0.4 million, $0.2 million, and ($0.8) million in 2012, 2011, and 2010. The Company has participated with other Potentially Responsible Parties (“PRPs”) in the investigation, study, and remediation of the Pasco Sanitary Landfill Superfund Site (the “Pasco Site”) in eastern Washington State since 1998. The Company was a member of a PRP Group known as the Industrial Waste Area Generators Group II (the “IWAG Group”), and as a result of arbitration, in September 2010, the group entered into a new agreement creating the IWAG Group III. The new agreement changed the allocation of responsibility among the members, which resulted in a significant decrease in our obligation.

Pension settlements and postretirement plan termination
As a result of associates retiring and electing a lump-sum payment of their pension benefit, we recorded small non-cash settlement charges in 2012, 2011, and 2010 related to our non-qualified retirement plan. In 2011, we terminated our postretirement healthcare plan and no longer offer medical benefits to currently retired employees. The elimination of these benefits triggered a one-time gain of $20.2 million, of which $5.1 million is included in the operating results of our segments. Because the elimination of these benefits reduced benefits previously earned, this action was treated as a negative plan amendment and eliminated the $5.1 million accumulated postretirement benefit obligation remaining on the balance sheet. The plan amendment also resulted in a net credit of $15.1 million to net postretirement benefit cost for the immediate recognition of previously unrecognized prior service credits and actuarial losses. This credit was offset by an adjustment to accumulated other comprehensive income and deferred tax liabilities.
Restructuring and Other Exit Costs
The Company has undertaken cost reduction initiatives and restructuring actions as part of ongoing efforts to improve efficiencies, reduce costs, and maintain a strong financial condition. We recorded $4.3 million, $5.2 million, and $1.7 million of restructuring and other exit costs in 2012, 2011, and 2010 related to these initiatives. We intend to continue to critically evaluate operations and costs and may initiate additional cost-reducing initiatives or restructurings in the future.
2011 Plans
In late 2011, we developed a strategic restructuring program that was announced in January 2012. The restructuring is a two-year program designed to better align our resources in support of our growing core solutions business and to reduce costs to offset the impact of declining revenue in our legacy products. We expanded our program into 2013 and also increased our anticipated savings from our projections at the end of 2011. When fully implemented at the end of 2013, the restructuring program is expected to result in an estimated $60 million of savings annually; of which $40 million was realized in 2012. Approximately 80 percent of the savings will be in SG&A expense and the remainder in cost of sales.
We also increased our original estimate of the total costs of the restructuring program due to planned infrastructure changes, information technology initiatives, and additional third-party assistance with developing the restructuring program. Our current estimate of total costs is approximately $10 million, the majority of which will result in cash expenditures. Employee separation costs associated with workforce reductions total $6.2 million. Contract termination and other associated exit costs total $3.8 million. Other associated exit costs include fees to a third party to assist with the program implementation, costs for the relocation of equipment and inventory, and certain costs related to implementation of an ERP system that will replace select software applications. All but $0.3 million of the costs have already been recorded to restructuring expense.
Completed Restructuring Plans
Restructuring and other exit costs also include costs from completed restructuring plans. In 2009, we launched a company-wide review of business practices and growth acceleration opportunities designed around the priorities of client satisfaction, cost reduction, and increased market coverage. As a result, we implemented a restructuring plan and numerous organizational improvements to simplify business, move closer to the customer, grow revenue, and improve overall efficiency of our business.
Restructuring costs included severance related to workforce reductions, contract termination and other exit costs from the strategic closure of production and distribution facilities and the subsequent relocation of equipment and inventory, and fees to the third-party that assisted with the development and implementation of the plan. We do not expect any additional costs related to these plans.

Income Taxes
A summarized reconciliation of the statutory federal income tax rate to the effective tax rate follows:

	2012	2011	2010
Statutory federal income tax rate	35.0%	35.0%	35.0%
Valuation allowance	(34.7)	(309.3)	(2.0)
Other	(2.2)	2.5	10.1
Effective tax rate	(1.9)%	(271.8)%	43.1%
The effective tax rate for 2011 was significantly impacted by an adjustment to establish a valuation allowance against substantially all of our net deferred tax assets except for approximately $21 million related to the pension liability.  After evaluating all positive and negative evidence regarding the potential realization of our deferred tax assets, we concluded that a valuation allowance is necessary primarily based on cumulative losses in recent years and current year actuarial pension losses.  Because of the cumulative losses in recent years, the Company is not relying on forecasts of future taxable income to realize any U.S. deferred tax assets.
Because of the valuation allowance against our deferred tax assets, there was no federal or state income-based tax expense or benefit in 2012. Tax expense for 2012 reflects foreign taxes in Mexico and state tax liabilities derived from a tax base other than net income.
Segment Operating Results
Management evaluates the results of its segments on the basis of operating income and excludes items listed in the reconciliation in Note 16 - Segment Reporting of the Notes to Financial Statements. This non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. A complete description of our reportable segments is included in Item 1, “Business.”
Since the January 2012 restructuring announcement, we analyzed our operations, organizational structure, and portfolio of products and services and, as a result, we combined the Commercial Markets, Financial Services, and Industrial business units into one consolidated business unit, Business Solutions.
We re-evaluated our reportable segments based upon the new management structure, our internal reporting, and how our chief operating decision maker evaluates performance and allocates resources. As a result, we determined that the Company now manages and reports its businesses in the following two reportable segments:
Healthcare - The Healthcare segment serves hospitals and other providers of healthcare and related services. The solutions portfolio includes marketing services, patient information solutions, and patient identification & safety solutions. Legacy products are dominated by clinical documents and administrative forms.
Business Solutions - The Business Solutions segment serves customers in the financial services, commercial, and industrial markets. The solutions portfolio includes customer communications, marketing services, on-demand publishing, and product marking & labeling. Legacy products are dominated by traditional business documents and transactional labels.
We have revised our segment information for prior periods to conform to the current period presentation.
Components of Segment Operating Income
Production costs of our manufacturing and supply chain shared-services functions are accumulated on a customer basis and reported in the applicable business unit's cost of sales. Our business units incur a portion of selling, general and administrative expense directly. Each business unit also receives an allocation of SG&A expense as follows:

•
Each business unit has its own sales regions. Selling expense incurred by each sales region is allocated to other business units based on the percentage of revenue generated for the other business unit. We use an activity-based method to allocate expense associated with our client satisfaction function to business units.

•	Finance, technology, and other corporate general and administrative expenses are allocated based on the business unit's budgeted revenue as a percentage of actual consolidated revenue.

•	General and administrative expense of our remaining shared-services is allocated based on a percentage of actual revenue.
Variability in the segment's actual revenue or the level of selling or corporate SG&A expense to allocate can have a significant impact on segment profitability.

Segment Operating Results
The following table presents Revenue and Operating Income for each of our reportable segments.

	2012	% Chg	2011	% Chg	2010
Revenue
Healthcare	$215.9	(9)%	$236.8	(6)%	$251.0
Business Solutions	386.1	(6)%	411.3	(1)%	417.4
Consolidated Revenue	$602.0	(7)%	$648.1	(3)%	$668.4

		% Rev		% Rev		% Rev
Operating Income
Healthcare	$12.7	5.9%	$14.5	6.1%	$19.6	7.8%
Business Solutions	8.1	2.1%	3.5	0.9%	3.6	0.9%
Segment Operating Income (1)	$20.8	3.5%	$18.0	2.8%	$23.2	3.5%
(1) A reconciliation of segment operating income to consolidated income from operations is provided in Note 16-Segment Reporting of the Notes to Financial Statements.

Healthcare
Our Healthcare segment serves hospitals and other providers of healthcare and related services. This market is undergoing fundamental change as healthcare policy and advancing technologies are transforming how patient information is obtained and managed throughout the patient care process. These factors, combined with legislative actions in the U.S., are leading to a shift from preprinted patient forms and records to electronic health records (EHR), steadily reducing demand for our legacy print products while increasing demands for our digital document solutions and safety products. In 2012, the decline in revenue from our legacy print products accelerated as the year progressed, due to the accelerated adoption of EHR solutions in response to the incentives and penalties as proposed by the U.S. Government.
With our extensive expertise in healthcare, we are addressing the needs of our customers in this changing market by focusing on solutions that ease their transition to electronic medical records, enhance patient care and safety, and reduce their overall costs. In 2011, we acquired 100% of the ownership interest in Dialog Medical which provides solutions for managing the patient informed consent process. This acquisition strengthens and broadens our leadership in the healthcare market, complements our portfolio of solutions, and enhances our ability to continue to advance our core growth products in the healthcare market. We believe we have an advantage due to our many years of experience working with hospitals; however, we face challenges in growing our core solutions more quickly.
Revenue
The following table quantifies, on a percentage basis, the estimated impact of key factors that contribute to an increase or decrease in revenue:

Percent Change 2012 vs. 2011				Percent Change 2011 vs. 2010
Units	Acquisitions	Price & Product Mix	Total	Units	Acquisitions	Price & Product Mix	Total
(8)%	—	(1)%	(9)%	(7)%	1%	—	(6)%

Healthcare revenue declined a total of $20.9 million in 2012 and $14.2 million in 2011, primarily due to a net unit decrease in both years. Revenue from legacy products drove the decline, decreasing $22.0 million or 14.7 percent in 2012, with a higher rate of decline experienced in the last half of the year. This compares to a $18.0 million or 10.7 percent decline in 2011. As more hospitals progress into stages three and four of EHR adoption, we experience revenue decline in our legacy products, particularly in clinical paper documents and administrative forms. Including the related freight and storage services associated with these printed forms, revenue decreased $22.8 million or 20 percent in 2012 and $15.8 million or 12 percent in 2011.
Revenue from Healthcare Solutions, the segment's technology-oriented core portfolio of products and services which includes patient information, marketing communications, and wristband solutions, continues to grow from $55.4 million in 2010 to $59.6 million in 2011 and $63.3 million in 2012. Revenue from our patient information solutions is increasing, driven by new technology sales and the acquisition of Dialog Medical. All of the revenue from software and software related services is part of this solution. Revenue from our wristband solutions (included with labels) showed a slight decline in 2012 following increased revenue in 2011, while revenue from our marketing communication solutions showed modest increases in both 2012 and 2011. With hospitals focusing on EHR initiatives, we believe they may be behind in their adoption of digital solutions to their marketing needs, which provides opportunities for us.
The following table provides further insight into the changes in revenue by major categories.

	2012	% Chg	2011	% Chg	2010
Print	$142.1	(8.3)%	$155.0	(6.4)%	$165.6
Labels	28.5	(8.9)%	31.3	(0.3)%	31.4
Software	5.9	15.7%	5.1	34.2%	3.8
Services	23.5	(17.5)%	28.5	(8.9)%	31.3
Other	15.9	(5.9)%	16.9	(10.6)%	18.9
	$215.9	(8.8)%	$236.8	(5.7)%	$251.0
Core	$88.2	1.3%	$87.1	4.6%	$83.3
Legacy	127.7	(14.7)%	149.7	(10.7)%	167.7
	$215.9	(8.8)%	$236.8	(5.7)%	$251.0
Operating income
Operating income for 2012 was down compared with 2011, primarily the result of lower units and pricing. Operating income for 2011 was favorably impacted by $1.9 million from an allocation of a portion of the gain from the termination of our postretirement healthcare plan. Excluding the postretirement gain, operating income in 2012 improved over the prior year. Operating income was down $5.1 million in 2011 compared with 2010 due to lower gross margin on lower sales volume.
While operating income is being affected by the unit decline in legacy product revenue, growth in certain of our higher-margin technology solutions and savings from the restructuring program and other cost savings initiatives in recent years are having a positive impact on operating income.

Business Solutions
Our Business Solutions segment primarily serves the needs of customers from the financial services, commercial, and industrial markets covering a broad spectrum of companies which include retail banks, insurance carriers, retailers, overnight delivery carriers, business service providers, and manufacturers. While intense price competition and technological erosion in our traditional print products remains prevalent in this segment, we continue to develop our portfolio of solutions to address the changing needs of the markets served by Business Solutions.
The financial services market is one where advancing technologies and changing regulatory requirements continue to transform the products and services desired by our customers.  Economic conditions in recent years particularly impacted financial services customers leading to consolidations within the industry, intense customer focus on cost reductions, and highly competitive conditions.  These factors also led to an increase in the adoption of digital technologies further impacting demand and prices for traditional print products.
The commercial market is also affected by digital advances.  Customer adoption of digital technologies has reduced demand in traditional print products creating excess capacity and increased price competition, while at the same time creating new opportunities for on-demand publishing and digital-based products.  A strong correlation exists between the demand for most of our products and the economic conditions within the commercial market.  A slow economic recovery and high unemployment rates can have a negative impact on our customers, resulting in consolidations and divestitures as a means for them to control costs and create efficiencies.
The primary customers we serve in the industrial market are manufacturers of products directly affected by discretionary spending levels of consumers and products supporting the housing industry.  Although manufacturing continues to show signs of expansion in the U.S., some industrial segments that we focus on have continued to show slow growth or declines, especially HVAC, electrical distribution, and appliances.

Revenue
The following table quantifies, on a percentage basis, the estimated impact of key factors that contribute to the increase or decrease in revenue:

Percent Change 2012 vs. 2011				Percent Change 2011 vs. 2010
Units	Acquisitions	Price & Product Mix	Total	Units	Acquisitions	Price & Product Mix	Total
(6)%	—	—	(6)%	(3)%	—	2%	(1)%
Business Solutions revenue declined a total of $25.2 million in 2012; however, this decline was primarily due to a unit decrease from a significant customer. As previously disclosed, we anticipated lower print and service related revenue in 2012 from a significant financial services customer due to its major restructuring announced at the end of 2011. The pace of the decline accelerated in the last half of the year, bringing the total decline to $24.2 million for 2012, of which approximately 75 percent was in legacy products and services and the balance in core solutions. We anticipate the decline to affect 2013, particularly in the first half of the year, with approximately $18-20 million in lower revenue from this customer in 2013.
Revenue from core solutions shows approximately a one percent decline in 2012, reflecting lower core revenue from the significant customer discussed above. Excluding this impact, core solutions revenue grew by 2.9 percent in 2012. We did experience a revenue decrease in our legacy products, which for this segment primarily includes specialized print such as traditional business forms and secure documents and certain transactional labels such as shipping and distribution labels. Including the related freight and storage services associated with these products, the overall decrease in revenue from legacy products was $23.6 million in 2012. The biggest factor was lower revenue of $17.6 million from the significant customer discussed above.
We saw positive effects from our go-to-market strategy in 2011;  however, we continued to see the effects of weak economic conditions and technology erosion which offset these gains and resulted in a net unit decline.  Non-repeat orders in marketing solutions, lost revenues from a few large customers, and reduced demand for legacy products drove the decline.  Expansion of sales to existing customers and acquisition of new customers contributed to increases in our core print solutions in 2011.  The upgrade of our digital print network was very evident in this segment as we posted solid growth for the year. Increases in revenue due to price resulted primarily from the pass-through of material cost increases.
The following table provides further insight into the changes in revenue by major categories.

	2012	% Chg	2011	% Chg	2010
Print	$224.0	(5.3)%	$236.5	(2.2)%	$241.9
Labels	77.2	—	77.2	5.6%	73.1
Software	3.0	(31.8)%	4.4	(33.3)%	6.6
Services	49.7	(15.8)%	59.0	(7.5)%	63.8
Other	32.2	(5.8)%	34.2	6.9%	32.0
	$386.1	(6.1)%	$411.3	(1.5)%	$417.4
Core	$172.7	(0.9)%	$174.3	6.1%	$164.3
Legacy	213.4	(10.0)%	237.0	(6.4)%	253.1
	$386.1	(6.1)%	$411.3	(1.5)%	$417.4
Operating income
Operating income for 2012 increased compared with 2011, despite the decline in revenue. Operating income for 2011 was favorably impacted by $3.2 million from an allocation of a portion of the gain from the termination of our postretirement healthcare plan. Excluding the postretirement gain, operating income has improved significantly as savings from the restructuring program and other cost savings initiatives are having a positive impact.
Operating income in 2011 was consistent with 2010; however, 2011 included the postretirement gain mentioned above.  Operating income for 2011 reflected higher costs as a result of material cost increases during the year, increased production costs related to newly acquired customers, and unabsorbed costs due to lower unit volume.  However, changes in product mix from some lower margin legacy products to higher margin core growth products and targeted cost reduction efforts combined to offset some of the higher costs.

LIQUIDITY AND CAPITAL RESOURCES
Our discussion of liquidity also presents a financial measure that is considered non-GAAP. Because our credit facility is borrowed under a revolving credit agreement which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we measure cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility less cash and cash equivalents).
Cash Flows
Overall, cash flow on a net debt basis was positive by $8.2 million in 2012, compared to a negative $11.6 million and $5.9 million in 2011 and 2010. Summarized Statements of Cash Flows are presented below:

	2012	2011	2010
Net cash provided by operating activities	$18.5	$13.3	$11.8
Net cash used in investing activities	(5.8)	(17.2)	(10.5)
Net cash (used in) provided by financing activities	(13.4)	5.1	(3.1)
Effect of exchange rate on changes in cash	0.1	(0.2)	(0.1)
Net change in cash	$(0.6)	$1.0	$(1.9)
Memo:
Add back credit facility repaid (borrowed)	8.8	(12.6)	(4.0)
Cash flow on a net debt basis	$8.2	$(11.6)	$(5.9)
Operating activities
Restructuring payments were much higher in 2012 than in 2011 and 2010 when previously initiated restructuring plans were winding down.  In January 2012, we announced a restructuring program that when fully implemented is expected to result in an estimated $60 million in annual savings.  Total costs of the restructuring program are expected to be approximately $10.0 million, of which $8.5 million resulted in cash expenditures in 2012.
Contributions to the Company’s qualified pension plan were $22.7 million in 2012, of which $2.0 million in excess contributions will be applied against the required amount for 2013 and lower our cash outlay. This compares with $25.0 million in 2011 and $24.0 million in 2010.  Based on provisions of the highway reauthorization legislation signed into law in July, we updated our pension funding expectations for 2012 through 2014. We had originally expected required pension contributions for 2012 through 2014 to total $112 million. With relief provided by the Moving Ahead for Progress in the 21st Century Act (MAP-21), commonly referred to as the Highway Bill, we were able to reduce the required contribution amount to $20.7 million for 2012 and expect to reduce the required amounts for 2013 and 2014 to $26.8 million and $36.4 million.
MAP-21 provides pension plan sponsors with funding relief by stabilizing interest rates used to determine required funding contributions to defined benefit plans. The new legislation allows the use of a 25-year average corporate bond rate adjusted to the applicable corridor rather than a 2-year average rate as required under the prior law to calculate funding requirements. The Internal Revenue Service (IRS) will determine the 25-year average rates on an annual basis and may prescribe equivalent rates for any years in the 25-year period for which segment rates determined under the regular rules are not available. MAP-21 also includes an increase in future Pension Benefit Guarantee Corporation (PBGC) premiums.
Contributions made to supplementary pension plans for benefit payments made to participants were $4.6 million, $3.7 million, and $3.8 million in 2012, 2011, and 2010.
Investing activities
Net cash used in investing activities was primarily driven by capital expenditures in 2012, 2011, and 2010.  In 2011 we made significant investments in our infrastructure and product portfolio, which included entering into several capital lease obligations for digital color equipment and technology.  The new investment supports our strategy for growth in core marketing solutions.  The capital lease obligations have remaining payments, including interest, of approximately $8.8 million over the next four years.   In 2013, we expect capital expenditures to be in the range of $15 million to $18 million.
We also invested in acquisitions totaling $4.9 million and $2.5 million in 2011 and 2010.  In 2011, we acquired 100% of the ownership interest in Dialog Medical as an addition to our Healthcare segment.  The total purchase price was $6.2 million, of which $4.9 million was paid in cash, the balance in the form of a note payable and contingent consideration based upon the achievement of certain revenue targets by the acquired business.

In 2010, we purchased selected assets, primarily patents, of Fusion Graphics, Inc. for approximately $2.5 million.  The purchase represents an important part of transforming our product portfolio specifically related to the in-mold product line of our Business Solutions segment.  We expect to continue considering other acquisition opportunities that further expand and improve our product portfolio.
Financing activities
Net cash used by financing activities increased in 2012 as the Company made total payments of $11.2 million on the Credit Facility and capital leases. Dividends of $1.5 million paid in the first quarter of 2012 were the only payment made in the current year. In January 2012, we announced the suspension of our quarterly dividend in keeping with Ohio law, which requires that cash dividends be paid only out of a corporation's statutory surplus. Because of the 2011 decline in shareholder's equity related to actuarial losses in our pension plan and the valuation allowance established against deferred tax assets, there is not currently a statutory surplus. With the acquisition of Dialog Medical in 2011, we signed a note payable for $0.6 million and expect to pay an additional $0.5 million that is contingent upon the achievement of certain revenue targets by Dialog Medical over a two-year period. Payments of $0.6 million on these obligations were made in 2012.
We have a $100 million four-year senior secured revolving credit facility (Credit Facility) with five banks that matures in 2014.  The Credit Facility is secured by accounts receivable, inventories, fixed assets, and certain other assets.  The Credit Facility contains a fixed charge coverage covenant test that becomes applicable if the sum of available unborrowed credit plus certain cash balances falls below 15% of aggregate commitments or $11.2 million, whichever is greater.
The Credit Facility provides for the payment of interest on amounts borrowed under London Interbank Offered Rate (LIBOR) contracts and base rate loans.  Payment of interest on LIBOR contracts is at an annual rate equal to the LIBOR rate plus 3.00% to 3.50% based on our level of liquidity.  Payment of interest on base rate loans is based on the prime rate plus 2.00% to 2.50% based upon our level of liquidity.  We are also required to pay a fee on the unused portion of the Credit Facility.  Such fee is payable at an annual rate of 50.0 basis points if the unused portion is equal to or less than 50% of the aggregate commitment or 75.0 basis points if the unused portion is greater than 50% of the aggregate commitment.
At year end, we had $36.2 million available under the Credit Facility.
We believe that the combination of our ability to generate cash and to borrow under our Credit Facility will be sufficient to fund our operations, including cash outlays for required pension contributions, capital expenditures, remaining restructuring payments, and investments in growth initiatives over the next year.  We believe our major long-term cash requirements consist of funding our pension plan and necessary investments aimed at transforming our product portfolio.  While we have taken steps to enable us to adequately fund these items, actual amounts required may be higher than estimated due to the uncertainty in determining the exact amounts needed.

Item 7A – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable

Item 8 – FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
The Standard Register Company
Dayton, Ohio

We have audited the accompanying consolidated balance sheets of The Standard Register Company and subsidiaries as of December 30, 2012 and January 1, 2012, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ (deficit) equity for each of the three fiscal years in the period ended December 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of December 30, 2012. Our audits included the consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Standard Register Company and subsidiaries as of December 30, 2012 and January 1, 2012, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has subsequently elected to change its methods of accounting for defined benefit pension plan costs. Such changes are reflected in the consolidated financial statements through retrospective application to all periods presented.

/S/ BATTELLE RIPPE KINGSTON LLP
(FORMERLY BATTELLE & BATTELLE LLP)

Dayton, Ohio
March 8, 2013, except for the retrospective application effects pertaining to the change in pension accounting method and the impacts of the reverse stock split as described in Notes 2 and 3, as well as the additional disclosure from the adoption of ASU 2013-2 as described in Note 1, as to which the date is December 16, 2013.

THE STANDARD REGISTER COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 30,	January 1,
A S S E T S	2012	2012

CURRENT ASSETS
Cash and cash equivalents	$1,012	$1,569
Accounts receivable, net	104,513	113,403
Inventories, net	44,281	48,822
Prepaid expense	9,248	9,058
Total current assets	159,054	172,852

PLANT AND EQUIPMENT
Land	1,900	1,919
Buildings and improvements	65,259	65,111
Machinery and equipment	182,830	186,547
Office equipment	156,596	165,017
Construction in progress	2,886	1,758
Total	409,471	420,352
Less accumulated depreciation	350,548	346,402
Total plant and equipment, net	58,923	73,950

OTHER ASSETS
Goodwill	7,456	7,456
Intangible assets, net	5,933	7,023
Deferred tax asset	22,765	23,996
Other	5,773	8,584
Total other assets	41,927	47,059
Total assets	$259,904	$293,861

See accompanying notes.

THE STANDARD REGISTER COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 30,	January 1,
LIABILITIES AND SHAREHOLDERS' DEFICIT	2012	2012

CURRENT LIABILITIES
Current portion of long-term debt	$2,361	$2,470
Accounts payable	29,237	32,259
Other current liabilities	43,234	48,714
Total current liabilities	74,832	83,443

LONG-TERM LIABILITIES
Long-term debt	49,159	60,149
Pension benefit liability	252,665	236,206
Deferred compensation	3,498	5,777
Environmental liabilities	3,986	3,753
Other long-term liabilities	2,624	3,586
Total long-term liabilities	311,932	309,471

COMMITMENTS AND CONTINGENCIES - See Note 19

SHAREHOLDERS' DEFICIT
Common stock, $1.00 par value:
Authorized 101,000 shares; Issued 6,922 and 6,889 shares	6,922	6,889
Class A stock, $1.00 par value: Authorized 9,450 shares; Issued 945 shares	945	945
Capital in excess of par value	91,266	88,587
Accumulated other comprehensive losses	(39,454)	(37,413)
Retained earnings	(136,303)	(107,836)
Treasury stock at cost: 2,021 and 2,014 shares	(50,236)	(50,225)
Total shareholders' deficit	(126,860)	(99,053)
Total liabilities and shareholders' deficit	$259,904	$293,861

See accompanying notes.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	2012	2011	2010
REVENUE
Products	$528,811	$560,643	$573,253
Services	73,177	87,466	95,124
Total revenue	601,988	648,109	668,377

COST OF SALES
Products	378,782	396,080	398,288
Services	42,804	53,860	60,281
Total cost of sales	421,586	449,940	458,569
GROSS MARGIN	180,402	198,169	209,808

OPERATING EXPENSES
Selling, general and administrative	201,416	245,114	191,857
Postretirement plan termination	—	(20,239)	—
Restructuring and other exit costs	4,278	5,198	1,733
Total operating expenses	205,694	230,073	193,590
(LOSS) INCOME FROM OPERATIONS	(25,292)	(31,904)	16,218

OTHER INCOME (EXPENSE)
Interest expense	(2,689)	(2,466)	(2,189)
Investment and other income (expense)	39	632	(333)
Total other expense	(2,650)	(1,834)	(2,522)

(LOSS) INCOME BEFORE INCOME TAXES	(27,942)	(33,738)	13,696
INCOME TAX EXPENSE	534	91,695	5,898
NET (LOSS) INCOME	$(28,476)	$(125,433)	$7,798
BASIC AND DILUTED (LOSS) INCOME PER SHARE	$(4.88)	$(21.59)	$1.35

See accompanying notes.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	2012	2011	2010
NET (LOSS) INCOME	$(28,476)	$(125,433)	$7,798
Actuarial losses, net of $49 and ($1,908)
deferred income tax expense (benefit) in 2011 and 2010	(2,179)	(18,181)	(2,899)
Actuarial loss reclassification, net of $1,636 and $193
deferred income tax expense in 2011 and 2010	—	2,485	294
Prior service credit, net of $2,015 and $979
deferred income tax expense in 2011 and 2010	—	3,059	1,486
Prior service credit reclassification, net of $10,998 and
$1,590 deferred income tax benefit in 2011 and 2010	—	(16,697)	(2,415)
Cumulative translation adjustment	138	(204)	(28)
COMPREHENSIVE (LOSS) INCOME	$(30,517)	$(154,971)	$4,236

See accompanying notes.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(28,476)	$(125,433)	$7,798
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization	22,007	21,809	23,255
Restructuring and other exit costs	4,278	5,198	1,733
Pension and postretirement benefit cost	41,471	37,520	2,131
Deferred tax expense	53	91,330	4,955
Other	3,361	2,053	4,483
Changes in operating assets and liabilities, net of
effects from acquisitions:
Accounts and notes receivable	9,221	8,607	(14,504)
Inventories	4,541	5,239	8,253
Restructuring payments	(8,567)	(1,227)	(5,409)
Accounts payable and other current liabilities	(1,310)	(6,670)	5,912
Pension and postretirement contributions and payments	(27,280)	(28,734)	(27,801)
Deferred compensation payments	(2,838)	(606)	(2,415)
Other assets and liabilities	2,055	4,169	3,397
Net cash provided by operating activities	18,516	13,255	11,788

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to plant and equipment	(5,972)	(14,186)	(8,403)
Proceeds from sale of equipment	134	1,845	359
Acquisitions, net of cash received	—	(4,905)	(2,464)
Net cash used in investing activities	(5,838)	(17,246)	(10,508)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings under revolving credit facility	(8,760)	12,661	4,019
Principal payments on long-term debt	(2,483)	(1,721)	(1,477)
Dividends paid	(1,502)	(5,836)	(5,807)
Other	(613)	105	153
Net cash (used in) provided by financing activities	(13,358)	5,209	(3,112)

Effect of exchange rate changes on cash	123	(180)	(41)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(557)	1,038	(1,873)
Cash and cash equivalents at beginning of year	1,569	531	2,404

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,012	$1,569	$531

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid (received) during the year for:
Interest	$2,704	$2,461	$2,132
Income taxes	101	184	(1,010)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital leases	$144	$7,287	$4,384
Acquisition financing	—	1,276	—
Loan payable recorded for professional services	—	—	1,598

See accompanying notes.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
(In thousands, except per share amounts)

	2012	2011	2010
COMMON STOCK
Beginning balance	$6,889	$6,843	$6,819
Dividend reinvestment plan	—	11	10
Issuance of vested shares	33	35	14
Ending balance	$6,922	$6,889	$6,843

CLASS A STOCK	$945	$945	$945

CAPITAL IN EXCESS OF PAR VALUE
Beginning balance	$88,587	$86,565	$85,979
Share-based compensation expense	2,706	1,905	1,891
Dividend reinvestment plan	6	152	177
Dividends declared, $.25 per share in 2010	—	—	(1,468)
Issuance of vested shares	(33)	(35)	(14)
Ending balance	$91,266	$88,587	$86,565

ACCUMULATED OTHER COMPREHENSIVE LOSSES
Beginning balance	$(37,413)	$(7,875)	$(4,313)
Cumulative translation adjustment	138	(204)	(28)
Change in net actuarial losses	(2,179)	(15,696)	(2,605)
Change in net prior service credit	—	(13,638)	(929)
Ending balance	$(39,454)	$(37,413)	$(7,875)

RETAINED EARNINGS
Beginning balance	$(107,836)	$23,493	$20,088
Net (loss) income	(28,476)	(125,433)	7,798
Dividends declared, $1.00 per share in 2011 and $.75 per share in 2010	—	(5,896)	(4,393)
Other	9	—	—
Ending balance	$(136,303)	$(107,836)	$23,493

TREASURY STOCK AT COST
Beginning balance	$(50,225)	$(50,167)	$(50,133)
Treasury stock acquired	(11)	(58)	(34)
Ending balance	$(50,236)	$(50,225)	$(50,167)

Total shareholders' (deficit) equity	$(126,860)	$(99,053)	$59,804

See accompanying notes.

THE STANDARD REGISTER COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Standard Register Company is a recognized leader in the management and execution of critical communications.  Our principle products include print, labels, and software.  Service revenue primarily includes warehousing and custom-delivery services (distribution services), professional services and other consulting, and postcontract support.
The accounting policies that affect the more significant elements of our financial statements are summarized below.
Principles of Consolidation
Our consolidated financial statements include the accounts of The Standard Register Company and its wholly-owned domestic and foreign subsidiaries (collectively, the Company) after elimination of intercompany transactions, profits, and balances.
Fiscal Year
Our fiscal year is the 52- or 53-week period ending the Sunday nearest to December 31.  Fiscal years 2012, 2011, and 2010, ended on December 30, 2012, January 1, 2012, and January 2, 2011, and each included 52 weeks.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes.  The accounting estimates and assumptions that place the most significant demands on our judgment include, but are not limited to:  pension benefit plan assumptions; fair value measurements; deferred taxes;  share-based compensation; environmental liabilities; and revenue recognition.  These estimates and assumptions are based on information presently available and actual results could differ from those estimates.
Foreign Currency
Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the current exchange rate in effect at the end of the fiscal period.  Income statement amounts are translated at the average monthly exchange rates in effect during the period.  Adjustments resulting from the translation of financial statements denominated in foreign currencies are charged or credited directly to shareholders’ equity and shown as cumulative translation adjustments in other comprehensive income.  Realized gains and losses from transactions denominated in foreign currencies are recorded in other income and are not material.
Cash Equivalents
All highly-liquid investments with original maturities of three months or less are classified as cash equivalents.
Accounts Receivable
Receivables are stated net of allowances for doubtful accounts. The provision for bad debts was $(103), $1,248, and $1,351 in 2012, 2011, and 2010.
Trade receivables are uncollateralized customer obligations due under normal trade terms requiring payment generally within 30 days from the invoice date.  Our estimate of the allowance for doubtful accounts for trade receivables is primarily determined based on the length of time the receivables are past due.  In addition, estimates are used to determine probable losses based upon an analysis of prior collection experience, specific account risks, and economic conditions.  We have a series of actions that occur based upon the aging of past-due trade receivables, including letters, statements, and direct customer contact.  Accounts are deemed uncollectible based on past experience and current financial condition.
Inventories
Our inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.
Long-Lived Assets
Plant and equipment are stated at cost less accumulated depreciation.  Costs of normal maintenance and repairs are charged to expense when incurred.  Upon the disposition of assets, their cost and related depreciation are removed from the respective accounts, and the resulting gain or loss is included in current income.

Plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. We first evaluate recoverability of assets to be held and used by comparing the carrying amount of the asset to undiscounted expected future cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment amount is then calculated using a fair-value-based test that compares the fair value of the asset to its carrying value. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.
Depreciation
For financial reporting purposes, depreciation is computed by the straight-line method over the estimated useful lives of the depreciable assets.  Depreciation expense was $20,917, $21,178, and $23,155 in 2012, 2011, and 2010 and includes amortization of assets recorded under capital lease arrangements.  Estimated useful lives range from 15-40 years for buildings and improvements; 5-15 years for machinery and equipment; and 3-15 years for office furniture and equipment.
Goodwill and Intangible Assets
Goodwill is the excess of the purchase price paid over the value of net assets of businesses acquired and is not amortized. Goodwill is evaluated for impairment on an annual basis, or more frequently if impairment indicators arise. The evaluation is performed through either an optional qualitative assessment, if appropriate based on current conditions, or a fair-value-based test that compares the fair value of the asset to its carrying value. Intangible assets with determinable lives are primarily amortized on a straight-line basis over the estimated useful life. The estimated useful life for acquired software technology and trademarks is seven years and for customer relationships the estimated life is eight years.
Software Development Costs
Costs incurred during the application development stage and implementation stage in developing, purchasing, or otherwise acquiring software for internal use and website development costs are capitalized and amortized over a period of five years.  Costs incurred during the preliminary project stage are expensed as incurred.  The carrying value of capitalized internal use software is included in Plant and Equipment in our Consolidated Balance Sheets and totaled $9,462 at December 30, 2012 and $11,644 at January 1, 2012.  These amounts are related to production, invoicing, and warehousing systems; customer interface portals and account management tools; and system management, security, and desktop applications.
Fair Value Measurements
Our pension plan assets are recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a nonrecurring basis, generally as a result of impairment charges.  Assets and liabilities measured at fair value are classified using the following hierarchy, which is based on the inputs to the valuation and gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs:
Level 1 – Quoted market prices in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3 – Unobservable inputs that reflect our own assumptions that are not corroborated by market data.
Revenue Recognition
Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists

•	Delivery has occurred or services have been performed

•	The fee is fixed or determinable, and

•	Collectability is reasonably assured.
Product Revenue
Revenue is generally recognized when products are shipped to the customer, title and risks of ownership have passed to the customer, and all significant obligations have been satisfied.  Because the majority of products are customized, product returns are not significant.
Certain customers earn rebates based on the volume of product purchased from the Company. These rebates are recorded as a reduction to revenue. The amount of the rebates earned is estimated based on the expected level of purchases to be made and periodically revised to reflect actual rebates earned.
Service Revenue
We generally recognize service revenue as the services are performed.

Revenue Arrangements with Multiple Deliverables
When a customer arrangement involves multiple deliverables, we evaluate all deliverables to determine whether they represent separate units of accounting, allocate the arrangement consideration to the separate units, and recognize revenue in accordance with generally accepted accounting principles for revenue recognition.  We have one type of non-software multiple-element arrangement which consists of three deliverables:  custom-printed products, warehousing services, and custom-delivery services.  Fees for warehousing and custom-delivery services are often bundled into the price of the products and are therefore invoiced when the product is considered delivered.  However, if requested by the customer, these fees may also be invoiced separately as the services are performed.
For the majority of our contractual arrangements, at the customer’s request we print and store custom-printed products that remain in our inventory until the customer’s specified future delivery.  For these arrangements, title and risk of ownership for these products remains with us until the product is shipped to the customer.  Therefore, the product is considered to be delivered last, and the customer is invoiced when the product is delivered to the customer. For these arrangements, revenue allocated to the product is recognized when shipped from the warehouse to the customer and revenue allocated to the services is recognized as they are performed.
Under certain other contractual arrangements, at the customer’s request we print and store the custom-printed products for the customer’s specified future delivery.  Such products are stored in our warehouses and are not used to fill other customers’ orders.  For these products, manufacturing is complete, the finished product is not included in our inventory, and title and risk of loss have transferred to the customer.  In these transactions, the customer is invoiced under normal billing and credit terms when the product is placed in the warehouse for storage.  As such, the product is considered to be delivered first and warehousing and custom-delivery services are delivered last. For these arrangements, revenue allocated to the product is recognized when it is placed in the warehouse for storage and revenue allocated to the services is recognized as they are performed.
Determination of selling prices - Consideration received is allocated to each deliverable in the arrangement based on the relative selling prices of each deliverable. Selling prices are determined based on the following hierarchy: vendor-specific objective evidence of fair value (VSOE), third-party evidence of selling price (TPE), or best estimate of selling price (BESP).  For each deliverable, we review historical sales data to determine if we have sufficient stand-alone sales that are within an acceptable range to establish VSOE.  VSOE is considered established if 80% of stand-alone sales are within +/-15% of the median sales price.  Available third-party evidence is evaluated to determine if TPE can be established for items where VSOE does not exist.  In absence of VSOE and TPE, BESP is used.  Determining BESP requires significant judgment due to the nature of factors that must be considered and the subjectivity involved in determining the impact each of these factors should have on BESP.

•
Custom-printed products - Due to the variances in pricing for available stand-alone sales and custom nature of our products, VSOE or TPE cannot be established.  To develop BESP, we consider numerous internal and external factors including: internal cost experience for materials, labor, manufacturing and administrative costs; external pricing for similar products; level of  market competition and potential for market share gain; stage in the product life cycle; industry served; profit margins; current market conditions; length of typical agreements; and anticipated volume.

•
Warehousing services - VSOE cannot be established for warehousing services, as we generally do not sell these services separately.  Although some third-party evidence is readily available for certain aspects of our warehousing services, an adequate amount of data for services similar to our offering is not available to establish TPE.  BESP is developed by utilizing a pricing process which considers the following internal and external factors: cost driver activity such as full versus partial carton shipments, storage space utilized, type of product stored, and shipping frequency; internal cost experience; profit margins; volume-related discounts; current market conditions; and to a lesser degree, pricing from third-party providers when available.

•
Custom-delivery services - For custom-delivery services, no stand-alone sales are available as we do not sell these services separately; therefore, VSOE cannot be established.  TPE is developed by utilizing individual pricing templates for each customer.  The pricing templates consider profit margins, volume, and expected shipping addresses for the customer applied to a freight rate table that is developed from negotiated rates with our third-party logistics partners.

Arrangements entered into prior to 2011 continue to be accounted for in accordance with the revenue recognition standards effective prior to adoption of ASU 2009-13.  We determined that objective and reliable evidence of fair value exists for the warehousing and custom-delivery services but not for the products due to the custom nature of our printed products and lack of consistent pricing in stand-alone sales.  Accordingly, in customer arrangements where warehousing and delivery services are delivered last, we utilize the residual method to allocate arrangement consideration to the products based on the fair value of the warehousing and delivery services and recognize revenue for the product when placed in the warehouse.  Revenue allocated to warehousing and delivery services is recognized as the services are performed.

In arrangements where the products are delivered last, we are unable to allocate arrangement consideration to the deliverables due to the lack of objective evidence of fair value for the products.  Therefore, the arrangement is recognized as a single unit of accounting, and all revenue is recognized when the products are delivered to the customer.
Software Arrangements
We generate revenue from licensing the rights to software products to end users.  These licenses are generally sold as perpetual licenses and in combination with professional services and post-contract customer support (PCS) which includes telephone assistance and software problem corrections.  Fair value for ongoing PCS is based upon established renewal rates. Our software is generally not sold on a stand-alone basis and therefore we cannot establish VSOE.  Since we are unable to establish VSOE for the professional services, we use the combined services approach.  The entire arrangement is accounted for as one unit of accounting, and revenue is deferred and recognized on a straight-line basis over the longer of the PCS period or the period the professional services are expected to be performed.  When the professional services are complete, the software has been delivered, and the only remaining undelivered element is the PCS, the deferred revenue is adjusted to reflect only the remaining post-contract support amount.
We also enter into certain multiple deliverable arrangements to license software where VSOE cannot be established for any of the undelivered service elements.  These arrangements are accounted for as one unit of accounting, and revenue is deferred and recognized on a straight-line basis as the services are performed, which typically ranges from one to five years.
We also sell our software products on a subscription basis and revenue is recognized over the subscription period.
The determination of whether deliverables within a multiple element arrangement can be treated separately for revenue recognition purposes involves significant estimates and judgment, such as whether fair value can be established on undelivered obligations and whether delivered items have standalone value to the customer.  Changes to our assessment of the accounting units in a multiple deliverable arrangement or the ability to establish fair values could change the timing of revenue recognition.
Shipping and Handling Fees
Shipping and handling fees billed to customers are recorded as revenue, and shipping and handling costs paid to vendors are recorded as cost of sales.
Sales Taxes
Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenues) in our Consolidated Statements of Income.
Research and Development
Research and development costs relate to the development of new products and to the improvement of existing products and services and are charged to expense as incurred.  These efforts are entirely company sponsored.  Total research and development costs were $3,356, $4,530, and $4,867 in 2012, 2011, and 2010.
Income Taxes
We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax bases of liabilities and assets, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
Earnings Per Share
Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period.  Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding and common equivalent shares from stock options and nonvested shares using the treasury method, except when anti-dilutive.
Reclassifications
Certain prior-year amounts have been reclassified to conform to the current-year presentation.
Recently Adopted Accounting Pronouncements
In 2012, we adopted Accounting Standards Update (ASU) 2011-05 which requires the presentation of the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements, with the exception of the presentation of reclassifications on the face of the financial statements, which was deferred by ASU

2011-12. This update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders equity. We elected to present a separate Statement of Comprehensive Income.
In 2013, we adopted Accounting Standards Update (ASU) 2013-2, which requires additional disclosure of information related to changes in accumulated other comprehensive loss by component and any significant items reclassified out of accumulated other comprehensive loss. Other comprehensive losses include any revenues, expenses, gains and losses that are excluded from net income and recognized directly as a component of shareholders’ equity.  Changes in accumulated other comprehensive loss, net of deferred taxes, consist of the following:

	Foreign Currency Translation	Defined Benefit Pension and Postretirement Plans	Total
Balance at January 2, 2011	$(126)	$(7,749)	$(7,875)
Other comprehensive loss before reclassifications	(204)	(15,122)	(15,326)
Amounts reclassified from accumulated other comprehensive loss	—	(14,212)	(14,212)
Net current-period other comprehensive loss	(204)	(29,334)	(29,538)
Balance at January 1, 2012	(330)	(37,083)	(37,413)
Net current-period other comprehensive loss	138	(2,179)	(2,041)
Balance at December 30, 2012	$(192)	$(39,262)	$(39,454)
All amounts are net of tax. Because of the valuation allowance against our deferred tax assets, there is no federal or state income-based tax expense or benefit related to amounts recorded to other comprehensive loss in 2012. Amounts reclassified from accumulated other comprehensive loss in 2011 include ($16,697) for amortization of prior service credits and $2,485 for amortization of prior actuarial losses related to our postretirement healthcare plan. These amounts are included in net periodic benefit cost, a component of selling, general, and administrative expense, (see Note 17 for additional details).
In 2012, we adopted ASU 2011-08 which amended the guidance for goodwill impairment to provide an option for companies to first use a qualitative approach to test goodwill for impairment if certain conditions are met. The implementation of the amended guidance was effective for our annual goodwill impairment test performed in the second quarter of 2012 and did not have a material impact on our consolidated financial statements.

NOTE 2 – CHANGE IN PENSION ACCOUNTING METHOD
In the third quarter of 2013, we elected to change our method of accounting for recognizing expense for our defined benefit pension plans. Previously, we recognized pension actuarial gains and losses in Accumulated Other Comprehensive Income (Loss), a component of Shareholders’ Equity. The net actuarial gains and losses in excess of 10% of the greater of a calculated market-related value of plan assets or the plan's projected benefit obligations (the "corridor") were then amortized to expense each quarter in our Statement of Income using the average remaining service period of active plan participants. The market-related value of plan assets smoothed asset gains and losses over a five-year period and was previously used to calculate the expected return on assets component of pension expense.
Under the new method of accounting, referred to as mark-to-market (MTM), we recognize gains and losses in excess of the corridor annually, in the fourth quarter of each fiscal year, resulting from changes in actuarial assumptions and the differences between actual and expected returns on plan assets and discount rates. Any interim remeasurements triggered by a curtailment, settlement, or significant plan change are recognized as an MTM adjustment in the period in which it occurs. The remaining components of pension expense, interest cost and the expected return on plan assets, are recorded on a quarterly basis as ongoing pension expense.
While our previous method of recognizing pension expense is considered acceptable under Generally Accepted Accounting Principles in the United States (U.S. GAAP), we believe that the new method is preferable as it accelerates the recognition of changes in the fair value of plan assets and actuarial gains and losses outside the corridor.
The change in accounting method has been reported through retrospective application of the new method to all periods presented. The cumulative effect of the change in accounting method was an decrease to Retained Earnings as of January 3, 2010, of $142,455 and a corresponding decrease in Accumulated Other Comprehensive Losses.

The impact of this change in accounting method on our consolidated financial statements is summarized below:
Consolidated Statements of Income

	2012		2011		2010
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
Selling, general and administrative *	182,012	201,416	207,379	245,114	204,180	191,857
(Loss) income from operations	(5,888)	(25,292)	5,831	(31,904)	3,895	16,218
Income tax expense	534	534	91,695	91,695	1,005	5,898
Net (loss) income	$(9,072)	$(28,476)	$(87,698)	$(125,433)	$368	$7,798
Basic (loss) income per share	$(0.31)	$(4.88)	$(3.02)	$(21.59)	$0.01	$1.35
Diluted (loss) income per share	$(0.31)	$(4.88)	$(3.02)	$(21.59)	$0.01	$1.35
*After reclassification of pension settlements

Consolidated Statements of Comprehensive Income

	2012		2011		2010
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted	Previous Accounting Method	As Adjusted
Net (loss) income	(9,072)	(28,476)	(87,698)	(125,433)	368	7,798
Actuarial losses, net of tax	(45,512)	(2,179)	(80,426)	(18,181)	(6,781)	(2,899)
Actuarial loss reclassification, net of tax	23,929	—	26,995	2,485	11,606	294
Consolidated Balance Sheets

	2012		2011
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted
Retained earnings (accumulated deficit)	55,861	(136,303)	64,924	(107,836)
Accumulated other comprehensive losses	(231,618)	(39,454)	(210,173)	(37,413)
Consolidated Statements of Cash Flows

	2012		2011		2010
	As Originally Reported	As Adjusted	As Originally Reported	As Adjusted	Previous Accounting Method	As Adjusted
Net (loss) income	(9,072)	(28,476)	(87,698)	(125,433)	368	7,798
Deferred tax expense	53	53	91,330	91,330	62	4,955
Pension and postretirement cost (benefit)	22,067	41,471	(215)	37,520	14,454	2,131

NOTE 3 – REVERSE STOCK SPLIT
On April 25, 2013, our shareholders approved a 1-for-5 reverse stock split of our outstanding shares of Common and Class A Stock that became effective May 9, 2013. This resulted in a reduction of our Common Stock issued from 26,947,892 shares to 7,006,413 shares, and a reduction in our Class A Stock issued from 4,725,000 shares to 944,996 shares on that date. The reverse stock split affected all shareholders of the Company's stock uniformly, but did not materially affect any shareholder’s percentage of ownership interest. The par value of our Common Stock and Class A Stock remains unchanged at $1.00 per share and the number of authorized shares and treasury shares remains the same after the reverse stock split.
As the par value per share of the Company's stock remained unchanged at $1.00 per share, $23,721 was reclassified to capital in excess of par value. In connection with this reverse stock split, the number of shares of Common Stock underlying outstanding share-based awards was also proportionately reduced while the exercise prices of stock options were proportionately increased. All references to shares of common stock and per share data for all periods presented in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split on a retroactive basis.

NOTE 4 – ACQUISITIONS
On July 6, 2011, we acquired 100% of the ownership interest in iMedConsent, LLC (dba Dialog Medical). The total purchase price was $6,217, which included $626 of contingent consideration that was based upon achievement of certain revenue targets by Dialog Medical through July 6, 2013. During 2012, we adjusted our estimate of the contingent consideration to $454, of which $299 was paid in 2012.
Pro forma financial information and other disclosures are not presented because the acquisition is not considered material to our consolidated financial position or results of operations.

NOTE 5 – ITEMS DISCLOSED AT FAIR VALUE
We have financial assets and liabilities that are not recorded at fair value but which require disclosure of their fair value. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these instruments and is not material. The carrying value of outstanding amounts under our secured revolving credit facility and capital lease obligation approximate fair value based on currently available market rates.
Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade receivables. Cash and cash equivalents are placed with high-credit quality financial institutions. Our credit risk, with respect to trade receivables, is limited in management's opinion due to industry and geographic diversification. We maintain an allowance for doubtful accounts to cover estimated credit losses.

NOTE 6 – RESTRUCTURING AND OTHER EXIT COSTS
All costs related to restructuring actions are included in restructuring and other exit costs in the accompanying Consolidated Statements of Income. Under our current operating model, the majority of our manufacturing, warehousing, and distribution activities are managed under a shared-services model and are therefore not specific to a particular reportable segment. Additionally, we maintain certain other corporate functions that also are not attributable to a specific reportable segment. As a result, none of our restructuring or exit activities are reported under any segment, and are all attributable to corporate and other shared services.
2011 Plan
At the end of 2011, more than half of our revenues came from legacy products, which are generally transactional documents and forms, labels, and other printed materials that are in a state of transition to digital technologies or are being rapidly commoditized given the excess capacity in the printing industry. Our future growth will come from our core solutions, which are a suite of product and service solutions designed to assist our customers in meeting their strategic business needs.
In late 2011, we developed a strategic restructuring program that was announced in January 2012. The restructuring is a two-year program that includes workforce reductions, infrastructure changes, and technology initiatives which are designed to better align our resources with our growing core solutions business and to reduce costs to offset the impact of declining revenue from our legacy products.
Costs of the restructuring program include employee separation costs for severance related to the workforce reductions, contract exit and termination costs related to lease terminations, and other associated exit costs that include fees to third parties to assist with the program implementation and certain costs related to implementation of an ERP system that will replace select software applications.

Components of restructuring and other exit costs consist of the following:

	Total Expected Costs	Total 2012 Expense	Cumulative To-Date Expense

Employee separation costs	$6,177	$697	$6,177
Contract exit and termination costs	557	247	247
Other associated exit costs	3,300	3,300	3,300

Total	$10,034	$4,244	$9,724
A summary of the accrual activity for the 2011 plan is as follows:

	Accrued in 2011	Balance 2011	Accrued in 2012	Incurred in 2012	Balance 2012

Employee separation costs	$5,480	$5,480	$697	$(4,827)	$1,350
Contract exit and termination costs	—	—	174	(153)	21
Other associated exit costs	—	—	1,980	(1,980)	—

Total	$5,480	$5,480	$2,851	$(6,960)	$1,371
Completed Restructuring Plans
Restructuring and other exit costs in 2012 and 2011 also included costs from completed restructuring plans that were required to be expensed as incurred and, in 2011, a reversal of previously recorded severance. These amounts were not material.
Restructuring and other exit costs for 2010 primarily relate to contract termination and other exit costs from the strategic closure of production and distribution facilities and the subsequent relocation of equipment and inventory plus fees to the third-party that assisted with the development and implementation of the plan.
We do not expect any additional costs related to these plans.
A summary of the accrual activity for completed restructuring plans is as follows:

	Balance 2010	Accrued in 2011	Incurred in 2011	Reversed in 2011	Balance 2011	Accrued in 2012	Incurred in 2012	Balance 2012

Employee separation costs	$878	$—	$(358)	$(520)	$—	$—	$—	$—
Contract termination costs	811	124	(708)	(47)	180	6	(186)	—

Total	$1,689	$124	$(1,066)	$(567)	$180	$6	$(186)	$—

NOTE 7 – ACCOUNTS RECEIVABLE
Accounts receivable consist of the following:

	December 30, 2012	January 1, 2012
Current:
Trade receivables	$100,420	$111,398
Less allowance for doubtful accounts	(2,312)	(3,230)
Net trade receivables	98,108	108,168
Other receivables	6,405	5,235
Total current receivables	$104,513	$113,403

NOTE 8 – INVENTORIES
Inventories consist of the following:

	December 30, 2012	January 1, 2012

Materials and supplies	$5,554	$6,468
Jobs in process	1,812	1,787
Finished products	36,915	40,567

Total	$44,281	$48,822

NOTE 9 – GOODWILL AND INTANGIBLE ASSETS
Since the January 2012 restructuring announcement, we spent significant time analyzing our operations, organizational structure, and portfolio of products and services. As a result, in 2012, we combined the Commercial, Financial Services, and Industrial business units into one consolidated business unit, Business Solutions.
We determined that our two reportable segments after reorganization, Healthcare and Business Solutions, are also our two reporting units for purposes of goodwill impairment testing. The following table summarizes the revised allocation of goodwill.

	Healthcare	Business Solutions	Financial Services	Commercial	Industrial	Total
Goodwill at January 2, 2011	$2,385	$—	$1,743	$1,296	$1,133	$6,557
Acquisitions	899	—	—	—	—	899
Goodwill at January 1, 2012	3,284	—	1,743	1,296	1,133	7,456
Reallocation of goodwill	—	4,172	(1,743)	(1,296)	(1,133)	—
Goodwill at December 30, 2012	$3,284	$4,172	$—	$—	$—	$7,456
We performed the annual impairment test of goodwill for all our reporting units in the second quarter of 2012 and 2011, following a quantitative approach. In performing our 2012 impairment test, we first considered the option of the qualitative approach and determined that it was not appropriate for the current year due to continuing changes in our business, current restructuring activities, and recent changes to our reporting units. The goodwill tests did not result in any impairment.
Identifiable intangible assets consist of the following:

	December 30, 2012		January 1, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible Assets with Determinable Lives
Patents	$2,916	$(1,042)	$2,916	$(891)
Customer relationships	2,610	(783)	2,610	(261)
Software technology	2,650	(568)	2,650	(189)
Trademark	129	(28)	129	(9)
Non-compete agreement	100	(51)	100	(32)

Total	$8,405	$(2,472)	$8,405	$(1,382)

Amortization expense for intangible assets was $1,090, $631, and $101 for 2012, 2011, and 2010.  Estimated amortization expense for the next five years is as follows: $960 in 2013, $829 in 2014, $817 in 2015, $809 in 2016, and $809 in 2017.

NOTE 10 – OTHER CURRENT LIABILITIES
Other current liabilities consist of the following:

	December 30, 2012	January 1, 2012

Accrued compensation	$13,996	$13,019
Accrued restructuring and other exit costs	1,371	5,660
Deferred revenue	6,020	5,345
Accrued non-income taxes	3,885	4,512
Current portion of pension	2,058	2,148
Accrued customer rebates	4,814	2,541
Other current liabilities	11,090	15,489

Total	$43,234	$48,714

NOTE 11 – LONG-TERM DEBT
Long-term debt consists of the following:

	December 30, 2012	January 1, 2012

Revolving credit facility	$43,629	$52,389
Capital lease obligations	7,891	9,945
Loan payable	—	285

Total	51,520	62,619
Less current portion	2,361	2,470

Long-term portion	$49,159	$60,149
We have a $100,000 four-year senior secured revolving credit facility (Credit Facility) with five banks that matures in 2014.  The Credit Facility is secured by accounts receivable, inventories, fixed assets, and certain other assets.  The Credit Facility contains a fixed charge coverage covenant test that becomes applicable if the sum of available unborrowed credit plus certain cash balances falls below 15% of aggregate commitments or $11,250 whichever is greater.
The Credit Facility provides for the payment of interest on amounts borrowed under both London Interbank Offered Rate (LIBOR) contracts and base rate loans.  Payment of interest on LIBOR contracts is at an annual rate equal to the LIBOR rate plus 3.00% to 3.50% based on our level of liquidity.  Payment of interest on base rate loans is based on the prime rate plus 2.00% to 2.50% based upon our level of liquidity.  The weighted average interest rate, including the spread, was 3.53% at December 30, 2012 and 3.73% at January 1, 2012.  We are also required to pay a fee on the unused portion of the Credit Facility payable at an annual rate of 50.0 basis points if the unused portion is equal to or less than 50% of the aggregate commitment or 75.0 basis points if the unused portion is greater than 50% of the aggregate commitment.  As of December 30, 2012, such fee is payable at an annual rate of 50.0 basis points.
We have several capital leases for printing equipment.  The capital leases have remaining aggregate payments, including interest, of approximately $8,824.  Payments under the leases, including interest, are as follows: 2013-$2,739; 2014-$2,744; 2015-$1,840; and 2016-$1,501.  Amortization expense for all capital leases is included with depreciation expense in the Company’s Consolidated Statements of Income.

NOTE 12 – INCOME TAXES
Income tax expense consists of the following:

	2012	2011	2010
Current:
Federal	$—	$—	$192
Foreign	413	629	111
State and local	68	(264)	640
	$481	$365	$943

Deferred:
Federal	$—	$75,068	$4,367
Foreign	53	(104)	—
State and local	—	16,366	588
	$53	$91,330	$4,955
Total	$534	$91,695	$5,898
Consolidated pretax (loss) income is comprised of the following sources:

	2012	2011	2010

U.S. pretax (loss) income	$(29,326)	$(35,538)	$12,586
Non-U.S. pretax income	1,384	1,800	1,110

Total	$(27,942)	$(33,738)	$13,696
The Worker, Homeownership, and Business Assistance Act of 2009 allowed the carry back of certain federal net operating losses for up to five years.  Under this Act, in 2010 we recovered $625 of alternative minimum tax paid in 2007 and 2008.  There are no other recoverable taxes within the five year carryback period.

The components of the net current deferred tax liability and net long-term deferred tax asset consist of the following:

	December 30, 2012	January 1, 2012
Current deferred tax:
Allowance for doubtful accounts	$886	$1,162
Inventories	(4,031)	(6,620)
Compensation and benefits	4,375	5,824
Other	3,404	4,909

Total current tax asset	4,634	5,275
Less: valuation allowance	(6,343)	(8,162)

Net current deferred tax liability	$(1,709)	$(2,887)

Long-term deferred tax:
Depreciation	$(1,524)	$(4,268)
Goodwill and intangible assets	550	2,475
Pension	97,755	91,177
Capital loss carryforwards	20,575	14,536
Net operating loss carryforward	33,859	29,875
Federal tax credit	1,600	1,600
Other	6,238	6,184

Total long-term tax asset	159,053	141,579
Less: valuation allowance	(136,288)	(117,583)

Net long-term deferred tax asset	$22,765	$23,996

Net deferred tax asset	$21,056	$21,109
At December 30, 2012, the Company has unused U.S. federal and state net operating loss carryforwards of $87,819 and $70,890, generally expiring from 2013 through 2030. In addition, we have a U.S. capital loss carryforward of $2,425 that expires in 2014.
We review the potential realization of future tax benefits of all deferred tax assets. The Company concluded after evaluating all positive and negative evidence regarding the potential realization of the Company's deferred tax assets, a valuation allowance is necessary primarily based on cumulative losses in recent years, (defined as the current and two preceding years) and recent actuarial pension losses. A valuation allowance is recorded against the entire U.S. net deferred tax asset except for $21,000 related to the pension liability. We are forecasting that the pension liability will be reduced by future actuarial gains prior to funding the related liability; therefore, the deferred tax asset will be realized without the need for future taxable income. Because of the cumulative losses in recent years, the Company is not relying on forecasts of future taxable income to realize any U.S. deferred tax assets.
We also have a Canadian capital loss carryforward of $126,579 that has an indefinite carryforward period. A full valuation allowance has been provided for the tax benefit associated with this capital loss as it is more likely than not that this capital loss will not be utilized.

The reconciliation of the statutory federal income tax rate and the effective tax rate follows:

	2012	2011	2010

Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes	(0.6)	4.8	5.8
Change in cash surrender value	0.4	(0.6)	(1.2)
Meals and entertainment	(0.4)	(0.6)	1.2
Change in unrecognized tax benefits	0.6	1.2	1.4
Adjustment to prior year tax accruals	0.1	(0.2)	2.1
Foreign statutory rate differential	0.2	0.3	—
Rate adjustment to deferred taxes	—	(2.1)	—
Deficiencies on equity awards	(2.4)	(0.4)	0.7
Valuation allowance	(34.7)	(309.3)	(2.0)
Permanent and other items	(0.1)	0.1	0.1

Effective tax rate	(1.9)%	(271.8)%	43.1%
State tax expense reflects state tax liabilities derived primarily from a tax base other than net income.
The Company and its subsidiaries file income tax returns in the U.S. federal, various state, and Mexican jurisdictions.  With few exceptions, based on expiration of statutes of limitation, the Company is no longer subject to federal income tax examinations by tax authorities for years before 2009 or state, local, or non-U.S. income tax examinations by tax authorities for years before 2008.  However, federal and state net operating and capital loss carryforwards generated from 2001 through 2011 are subject to review by taxing authorities in the year utilized.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011	2010

Balance at beginning of year	$1,375	$1,912	$1,755
Adjustments for tax positions of current year	490	—	—
Adjustments for tax positions of prior years	—	—	157
Reductions from lapse of applicable statute of limitations	(236)	(486)	—
Settlements	—	(51)	—

Balance at end of year	$1,629	$1,375	$1,912
These unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate of a future period or periods unless the benefits are in deferred taxes and reserved with a valuation allowance.  We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next 12 months.
Our continuing policy is to recognize interest and penalties related to income tax matters in tax expense.  The amount of interest and penalty expense recorded in 2012, 2011, and 2010 was not material.
Income taxes have not been provided on undistributed earnings of certain foreign subsidiaries as the Company considers such earnings to be permanently reinvested outside of the United States.  The additional U.S. taxable income and tax that would arise on repatriation of the remaining undistributed earnings could be wholly or partially offset by net operating loss carryforwards and foreign tax credits on repatriation.  However, it is impractical to estimate the amount of net income and withholding tax that might be payable.

NOTE 13 – CAPITAL STRUCTURE
The Company has two classes of capital stock issued and outstanding, Common and Class A. These are equal in all respects except voting rights and restrictions on ownership of Class A stock. Each share of Common outstanding has one vote, while each outstanding share of Class A is entitled to five votes. Class A stock is convertible into Common stock on a share-for-share basis at which time ownership restrictions are eliminated.

NOTE 14 – EARNINGS PER SHARE
The number of shares outstanding for calculation of earnings per share (EPS) is as follows:

(Shares in thousands)	2012	2011	2010
Weighted-average shares outstanding - basic	5,838	5,810	5,783
Effect of potentially dilutive securities	—	—	5
Weighted-average shares outstanding - diluted	5,838	5,810	5,788
The effects of stock options and nonvested shares on diluted EPS are reflected through the application of the treasury stock method. Due to the net loss incurred in 2012 and 2011, no outstanding options or nonvested shares were included in the diluted EPS computation because they would automatically result in anti-dilution. Outstanding options to purchase 566,129 shares were not included in the computation of diluted EPS for 2010 because the exercise price of the options was greater than the average market price of the shares at the end of the period; therefore, the effect would be anti-dilutive.

NOTE 15 – SHARE-BASED COMPENSATION
We have two plans under which share-based awards currently can be granted: the 2011 Equity Incentive Plan (2011 Plan), which provides for the granting of a maximum of 5,780,000 shares, and the 2002 Equity Incentive Plan (2002 Plan), which provides for the granting of a maximum of 3,500,000 shares. A committee of the Board of Directors (Committee) administers the plans and has the authority to determine to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Key employees, including any executive officer, employee-director, and non-employee director, are eligible to receive awards under the plans.
Both plans permit the granting of incentive or nonqualified stock options, restricted stock awards, performance share awards, and stock appreciation rights. Under the 2011 Plan, awards in any form other than options or stock appreciation rights are counted as two shares for every one share actually issued. The contractual term and exercise price for stock options granted under the plans are determined by the Committee. However, the contractual term may not exceed ten years, and the exercise price may not be lower than the fair market value of a share on the date of grant. Options vest over periods determined when granted, generally four years, and are exercisable until the contractual term expires.
Under both plans, shares subject to restricted stock award may be issued when the award is granted or at a later date. The stock awards are subject to terms determined by the Committee, have voting rights, and may include specified performance objectives. The sale or transfer of these shares is restricted during the vesting period. Recipients of restricted stock awards earn any dividends declared during the vesting period that are paid only if the shares vest.
Total share-based compensation expense was $2,706, $1,905, and $1,891 in 2012, 2011, and 2010.
Stock Options
The weighted-average fair value of stock options granted in 2012, 2011, and 2010, was estimated at $4.55, $8.15, and $13.75 per share using the Black-Scholes option-pricing model based on the following assumptions:
Risk-Free Interest Rate: We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the options being valued.
Dividend Yield: We calculate the expected dividend yield based on our projection of future stock prices and dividends expected to be paid. The range of expected dividends used in 2011 and 2010 was $0.25 to $0.50 per share.
Expected Term: The expected term represents the period of time that our stock options are expected to be outstanding and is based on our historic exercise behavior.
Expected Volatility: We calculate the expected volatility factor based on the Company's historical stock prices for a period of time equal to the expected term of the award.
The weighted-average of significant assumptions used to estimate the fair value of options granted is as follows:

	2012	2011	2010
Risk-free interest rate	0.7%	1.4%	1.9%
Dividend yield	—	4.5%	3.7%
Expected term	4 years	4 years	4 years
Expected volatility	79.3%	79.9%	75.7%

A summary of our stock option activity and related information for 2012 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2012	798,228	$35.60
Granted	48,800	7.85
Exercised	—	—
Expired	(78,170)	61.05
Forfeited	(60,180)	18.85
Outstanding at December 30, 2012	708,678	$32.30	6 years	—
Fully vested or expected to vest at December 30, 2012	695,938	$32.60	6 years	—
Exercisable at December 30, 2012	397,110	$42.80	5 years	—
Expense is amortized on a straight-line basis over the vesting period, generally four years, and is based on the number of options ultimately expected to vest and therefore has been reduced for estimated forfeitures.  As of December 30, 2012, there was a total of $1,901 of share-based compensation related to stock options that will be amortized to expense over a weighted-average remaining service period of 1.1 years.
Service-Based Stock Awards
We have awarded nonvested stock to employees and directors that vests based on service requirements. The fair value of the service-based stock awards is based on the closing market price of our common stock on the date of award. Expense is amortized on a straight-line basis over the vesting period, generally four years or less, and is based on the number of awards ultimately expected to vest and therefore has been reduced for estimated forfeitures. The weighted-average grant date fair value of service-based nonvested stock issued in 2012, 2011, and 2010 was $7.85, $16.95, and $21.70 per share.  The total fair value of stock that vested during 2012, 2011, and 2010 was $84, $229, and $253.  As of December 30, 2012, there was a total of $929 of share-based compensation related to service-based nonvested stock that will be amortized to expense over a weighted-average remaining service period of 1.9 years.
A summary of our service-based stock award activity and related information for 2012 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2012	57,003	$21.10
Granted	94,884	7.85
Vested	(19,670)	24.60
Forfeited	(16,539)	11.50
Nonvested at December 30, 2012	115,678	$11.01

Performance-Based Stock Awards
The fair value of performance-based stock awards is based on the closing market price of our common stock on the date of award. Performance-based stock awards vest only upon the achievement of specific measurable performance criteria and are subject to additional holding periods.
We recognize compensation expense for stock awards subject to performance criteria when it is probable that the performance goal will be achieved. Compensation expense is recognized for the total amount of performance-based shares expected to vest and is subject to adjustment based on the actual level of achievement of the performance goal. Expense for performance-based awards with graded vesting is recognized under the accelerated recognition method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. If the minimum level of the performance goals is not attained, the applicable portion of the stock award will be forfeited and canceled, and all expense recognized to that date is reversed.
In 2012, the Company awarded shares of performance-based restricted stock that will be earned based on the financial performance of the Company. Shares will be earned upon achievement of either a one-year performance goal or a two-year cumulative performance goal; a portion of which are then subject to additional holding periods. The performance goals allow partial vesting if a minimum level of performance is attained. In certain circumstances, additional shares will be issued upon performance above the target level.
Shares issued in 2011were forfeited in 2012 since performance goals were not achieved. The total fair value of performance-based stock issued and earned in 2010 that vested during 2012 and 2011 was $62 and $134.
As of December 30, 2012, there was a total of $809 of share-based compensation related to performance-based nonvested stock that will be amortized to expense over a weighted-average remaining service period of 1.2 years.

A summary of our performance-based stock award activity and related information for 2012 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2012	111,397	$19.45
Granted	212,526	7.85
Vested	(7,595)	29.10
Forfeited	(117,393)	15.05
Nonvested at December 30, 2012	198,935	$9.26

NOTE 16 – PENSION PLANS
We have a qualified defined benefit plan covering certain U.S. employees that is no longer available to new participants. The benefit amount for a portion of the participants was frozen in 2004 and those participants no longer earn any additional benefit credits. However, their lump sum earns 4% interest annually until termination of employment with the Company. The benefit amount for all remaining active participants was subsequently frozen in 2008 and those participants also ceased accruing additional pension credits. Their final pension benefit amounts will be based on pay and service through June 2008. We consider the funded status of the plan, required plan contributions, income tax deductibility, and cash flow in our funding decisions for this plan.
We also have a non-qualified benefit plan that provides supplemental pension payments in excess of qualified plan payments including payments in excess of limits imposed by federal tax law. We have an additional supplemental non-qualified retirement plan for executive officers which provides retirement benefits based on years of credited service as an executive officer in excess of five years. The plans are no longer available to new participants and benefits have been frozen. We also have separate supplemental retirement agreements that provide retirement benefits to two former officers. Our funding policy is to contribute amounts to these plans equal to the benefit payments required for each year.

The following tables set forth the reconciliation of the benefit obligation, plan assets, and the funded status for all of our defined benefit pension plans:

Change in Benefit Obligation	2012	2011

Benefit obligation at beginning of year	$494,943	$452,205
Interest cost	20,127	21,829
Settlements	(2,126)	(967)
Actuarial losses	43,155	52,891
Benefits paid	(39,565)	(31,015)

Benefit obligation at end of year	$516,534	$494,943

Change in Plan Assets

Fair value of plan assets at beginning of year	$256,589	$264,887
Actual return on plan assets	20,146	(4,178)
Employer contributions	27,280	28,152
Settlements	(2,639)	(1,257)
Benefits paid	(39,565)	(31,015)

Fair value of plan assets at end of year	$261,811	$256,589

Funded status at end of year	$(254,723)	$(238,354)

Amounts Recognized in Balance Sheet

Accrued pension liability - current	$(2,058)	$(2,148)
Accrued pension liability - long-term	(252,665)	(236,206)

Total	$(254,723)	$(238,354)

Amounts Recognized in Accumulated Other Comprehensive Losses Before Tax

Net actuarial loss	$51,630	$49,451
The projected benefit obligation equaled the accumulated benefit obligation of all our pension plans at the end of 2012 and 2011.  All of our pension plans have benefit obligations in excess of plan assets.

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Losses

Net Periodic Benefit Cost	2012	2011	2010

Interest cost	$20,127	$21,829	$24,398
Expected return on plan assets	(19,873)	(20,745)	(20,409)
Amortization of prior service cost	—	—	593
Settlement loss	393	158	137
Actuarial loss	40,824	59,692	1,138

Total net periodic cost	$41,471	$60,934	$5,857

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Losses Before Tax	2012	2011	2010

Net actuarial loss	$2,179	$18,254	$4,712
Prior service credit recognized	—	—	(593)

Total recognized in other comprehensive losses	2,179	18,254	4,119

Total recognized in net periodic benefit cost and other comprehensive losses	$43,650	$79,188	$9,976

Weighted-average Assumptions

Projected benefit obligation	2012	2011	2010
Discount rate	3.65%	4.25%	5.00%

Net periodic benefit cost
Discount rate	4.25%	5.00%	5.80%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.75%
Asset allocation studies form the basis for the development of the overall long-term rate of return assumptions and are based on the long-term historical returns of each asset class in which we invest our pension assets.  The expected long-term rate of return assumptions reflect the expected return forecast of each major asset class, the allocation weighting of each asset class included in the target mix, and the correlations among the asset classes and their volatilities.  The long-term expected return forecasts reflect the current yield on U.S. government bonds and risk premiums for each asset class.
The benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter are as follows:

2013	$36,340
2014	31,497
2015	32,758
2016	32,181
2017	34,019
2018-2022	180,877

Plan Assets
Our long-term investment policy objectives with respect to the qualified defined benefit plan assets have been to achieve funding of the plan at a level consistent with the Plan’s accumulated benefit obligation.  We have two basic long-term investment objectives.  First, to achieve an annualized return over a complete business cycle which exceeds that of a customized index weighted to our target allocation.  Second, for the annual internal rate of return to meet or exceed our targeted rate of 8%, recognizing that market performance varies and the target rate may not be meaningful during some periods.  The target asset allocation percentages for equity investments range from a minimum of 39% to a maximum total equity position of 73% with the target being 56%.  Total fixed income percentages range from a minimum of 13% to a maximum of 29% with a target percentage of 18%.  Private equity and hedge fund percentages range from a minimum of 18% to a maximum of 34% with a target of 26%.
It is our policy to diversify the investment of the plan’s assets to reduce the risk of large losses.  Progress toward achieving performance objectives is reviewed quarterly by management with particular attention directed to reviewing performance relative to the risks. Each investment vehicle is expected to perform in the top 75% of its peer group over the most recent 12-month period and the top 50% of its peer group over five-to ten-year periods and the majority of the rolling three-year periods.  Performance of the pension funds, individual investment managers, actuarial assumptions, and other attributes of the pension plan are reviewed at least annually with the Company’s Board of Directors.
The minimum funding requirement is approximately $26,800 for the qualified defined benefit plan in 2013, of which $2,000 was contributed in 2012.
The fair values of our qualified defined benefit pension plan assets by asset category at December 30, 2012, and January 1, 2012, are shown in the table below.

	December 30, 2012				January 1, 2012
Asset Category	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3

Cash and cash equivalents	$12,738	$12,738	$—	$—	$178	$178	$—	$—
Equity securities	47,485	47,485	—	—	53,449	53,449	—	—
Commingled equity funds	111,126	70,271	15,312	25,543	107,303	76,150	4,677	26,476
Fixed income securities	693	—	693	—	690	—	690	—
Commingled fixed income funds	28,606	17,554	—	11,052	23,473	12,403	—	11,070
Private equity funds	3,876	—	—	3,876	9,323	—	—	9,323
Hedge funds	57,287	—	—	57,287	45,495	—	—	45,495
Real estate	—	—	—	—	16,678	—	—	16,678

Total	$261,811	$148,048	$16,005	$97,758	$256,589	$142,180	$5,367	$109,042
The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement.  Inputs and valuation methodologies used for material categories of pension plan assets are as follows:
Equity securities
This investment category primarily consists of common and preferred stock issued by both domestic and international companies. The securities are traded in open markets where quoted prices are determinable and available. The investments are valued by independent pricing vendors using a market approach based on prices obtained from the primary exchange on which they are traded.
Fixed Income Securities
These investments are made up of U.S. Treasury securities, corporate bonds, municipal bonds, and mortgage-backed securities. Securities classified as Level 2 have no quoted prices available. Level 2 fixed income securities are valued using directly observable market inputs including interest rates and yield curves at commonly-quoted intervals, volatilities, prepayment speeds, default rates, and credit spreads.

Commingled equity and fixed income funds
Commingled funds are valued at the fair value of the ownership interests in the funds. The Net Asset Value (NAV) is the primary input into the valuation. The NAV per unit is based on the fair value of the underlying assets owned by the fund, minus its liabilities, divided by the number of shares outstanding. The fair value of equity securities held by the funds is generally based on observable prices or inputs based on quotes in active markets. Fixed income securities held by the funds may be valued based on an “evaluated bid” valuation method. Inputs to the valuation include interest rates on coupons, maturities, ratings, and cash flow projections. Additionally, market quotations or references to comparable investments for which market quotations are available may also be used to determine the fair value of fixed income securities.
Private Equity, Hedge Funds and Real Estate
Our private equity, hedge funds, and real estate funds are valued on a NAV per unit based on the underlying investments of the funds and are not readily tradeable. Our private equity funds currently include bonds and loans of domestic energy companies. Key inputs of these debt instruments include a risk free rate and a credit spread, which can be for the company, comparable companies, or estimated using a model-based approach. In the prior year, our holdings primarily included investments in infrastructure assets. The primary valuation methodology for those underlying assets was a discounted cash flow analysis based on unobservable inputs such as operating income and discount rates.
Our hedge funds typically hold investments in municipal securities, business entities, foreign currency derivatives, U.S. Treasury securities, and corporate bonds. Key inputs of the foreign currency derivatives include interest rates, currency rates, time value, default rates, and potentially unobservable inputs. Municipal securities are valued using recently executed transactions, market price quotations, and pricing models, which factor in interest rates and bond or default risk spreads. U.S. Treasuries and corporate bonds are valued through quoted market prices.
Underlying assets of our real estate funds primarily consisted of investment properties valued by independent appraisals as there are no observable markets for these investments. Key inputs included revenue and expense growth rates, terminal capitalization rates, and discount rates.
The following table summarizes the changes in plan assets measured at fair value using Level 3 inputs. Realized and unrealized gains and losses in plan assets are reported in other comprehensive income.

	Commingled Equity and Fixed Income	Private Equity Funds	Hedge Funds	Real Estate	Total

Beginning balance at January 1, 2012	$37,546	$9,323	$45,495	$16,678	$109,042
Actual return on plan assets
Assets still held at December 30, 2012	391	—	542	—	933
Assets sold during the period	46	604	—	721	1,371
Purchases, sales, and settlements	(3,104)	(6,051)	11,250	(17,399)	(15,304)
Transfers in and/or out of level 3	1,716	—	—	—	1,716

Ending balance at December 30, 2012	$36,595	$3,876	$57,287	$—	$97,758
There were no significant transfers between Level 1 and Level 2 of the fair value hierarchy during the year ended December 30, 2012.
Defined Contribution Plans
We sponsor a 401(k) savings plan in which substantially all of the employees are eligible to participate.  Expense recorded for employer matching contributions under this plan totaled $3,615, and $3,307 in 2011 and 2010. There was no Company match in 2012.
We also have a supplemental executive retirement plan for officers designed to supplement benefits available under our 401(k) savings plan. Contributions are discretionary and are based on a percentage of participants' annual compensation, which includes base salary and annual cash incentive awards. Accounts are also credited with an investment return. There was no contribution made in 2012; however, expense was reversed due to the departure of one nonvested participant. Expense recorded for this plan totaled $(245), $423, and $281 in 2012, 2011, and 2010.

NOTE 17 – POSTRETIREMENT HEALTHCARE BENEFITS
In addition to providing pension benefits, we previously provided certain healthcare benefits for eligible retired employees. In 2011, we terminated our postretirement healthcare plan and no longer offer medical benefits to currently retired employees. Because the elimination of these benefits reduced benefits previously earned, this action was treated as a negative plan amendment that reduced the accumulated postretirement benefit obligation.
In addition, the plan amendment also resulted in the immediate recognition of previously unrecognized prior service credits and actuarial losses, which was offset by an adjustment to accumulated other comprehensive income and deferred tax liabilities.

Change in Benefit Obligation	2011

Benefit obligation at beginning of year	$5,852
Interest cost	161
Amendment	(5,074)
Actuarial gain	(122)
Net benefits paid	(817)

Benefit obligation at end of year	$—

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Losses
Net Postretirement Benefit Cost	2011	2010

Interest cost	$161	$385
Amortization of prior service credits	(27,695)	(4,598)
Amortization of net actuarial losses	4,120	487

Total net periodic benefit cost	$(23,414)	$(3,726)

Other Changes in Benefit Obligation Recognized in Other Comprehensive Losses Before Tax
Net actuarial (gain) loss	$(122)	$95
Prior service credit	(5,074)	(2,465)
Prior service credit recognized	27,695	4,598
Net actuarial loss recognized	(4,120)	(487)

Total recognized in other comprehensive losses	$18,379	$1,741

Total recognized in net periodic benefit cost and other comprehensive losses	$(5,035)	$(1,985)
The weighted-average discount rate used for net periodic benefit cost in 2011 and 2010 was 4.00% and 4.75%.

NOTE 18 – SEGMENT REPORTING
Since the January 2012 restructuring announcement, we analyzed our operations, organizational structure, and portfolio of products and services and, as a result, we combined the Commercial Markets, Financial Services, and Industrial business units into one consolidated business unit, Business Solutions.
We re-evaluated our reportable segments based upon the new management structure, our internal reporting, and how our chief operating decision maker evaluates performance and allocates resources. As a result, we determined that the Company now manages and reports its businesses in the following two reportable segments:
Healthcare - The Healthcare segment serves hospitals and other providers of healthcare and related services. The solutions portfolio includes marketing communications, patient information, and patient identification & safety solutions. Legacy products are dominated by clinical documents and administrative forms.
Business Solutions - The Business Solutions segment serves customers in the financial services, commercial, and industrial markets. The solutions portfolio includes customer communications, marketing communications, on-demand publishing, and product marking & labeling solutions. Legacy products are dominated by traditional business forms and transactional labels.
We have revised our segment information for prior periods to conform to the current period presentation.

Under our current operating model, the majority of our manufacturing, printing, warehousing, and distribution functions are managed under a shared-services model and are therefore not specific to a particular reportable segment. Each business unit is supported by our shared services group comprised of manufacturing, supply chain, and client satisfaction, as well as finance, technology, and other corporate functions. The profitability measure we use to assess segment performance is segment operating income and excludes items listed in the following reconciliation that are not allocated to segment operating income.
Production costs for our manufacturing and supply chain shared services functions are accumulated on a customer basis and reported in the applicable business unit's cost of sales. Our business units incur a portion of SG&A directly. Each business unit also receives an allocation of SG&A expense as follows:

•
Each business unit has its own sales regions. Selling expense incurred by each sales region is allocated to other business units based on the percentage of revenue generated for the other business unit. We use an activity-based method to allocate expense associated with our client satisfaction function to business units.

•	Finance, technology, and other corporate general and administrative expenses are allocated based on the business unit's budgeted revenue as a percentage of actual consolidated revenue.

•	General and administrative expense of our remaining shared services is allocated based on a percentage of actual revenue.
As a result of our shared-services model, our segments do not have separately identified assets and depreciation expense is part of the allocations. Asset information is not provided as part of the business unit's discrete financial information. The accounting policies of the segments are the same as those described in Note 1. No single customer provided more than 10% of the Company's consolidated revenue in any of the years presented. Currently, one financial customer accounts for approximately 10% of the Business Solution segment's revenue.
Information about our operations by reportable segment is as follows:

		Healthcare	Business Solutions	Total
Revenue from external customers	2012	$215,883	$386,105	$601,988
	2011	236,772	411,337	648,109
	2010	250,963	417,414	668,377
Operating income	2012	$12,704	$8,077	$20,781
	2011	14,475	3,483	17,958
	2010	19,575	3,589	23,164
Depreciation and amortization	2012	$8,285	$13,722	$22,007
	2011	8,011	13,798	21,809
	2010	8,390	14,865	23,255
Reconciling information between reportable segments and our consolidated financial statements is as follows:

	2012	2011	2010

Segment operating income	$20,781	$17,958	$23,164
Restructuring and other exit costs	(4,278)	(5,198)	(1,733)
Net pension periodic benefit cost	(41,471)	(60,934)	(5,264)
Unallocated portion of postretirement credit	—	15,164	—
Other unallocated	(324)	1,106	51
Total other expense	(2,650)	(1,834)	(2,522)
(Loss) income before income taxes	$(27,942)	$(33,738)	$13,696

Our operations are conducted primarily in the United States.  Revenue and long-lived assets for our operations in Mexico are not material.  Revenue by the products and services we provide is as follows:

	2012	2011	2010
Print	$366,127	$391,486	$407,473
Labels	105,680	108,547	104,511
Software	8,924	9,487	10,371
Services	73,177	87,466	95,124
Other	48,080	51,123	50,898

Total consolidated revenue	$601,988	$648,109	$668,377

NOTE 19 – COMMITMENTS AND CONTINGENCIES
We do not have any significant purchase agreements with suppliers extending beyond normal quantity requirements or significant purchase commitments for capital improvements at December 30, 2012.
The majority of our purchase commitments relate to annual software license fees and outsourced information technology and telecommunication services. At December 30, 2012, we have multiple years remaining on purchase commitments of $6,437.  Certain supply contracts contain penalty provisions for early termination.  At December 30, 2012, the early termination penalties total approximately $3,555.
We lease sales offices, warehouses, print facilities, and equipment under operating leases, none of which are considered individually significant.  Annual expense under these leases was $11,301 in 2012, $12,579 in 2011, and $13,778 in 2010.  Future minimum payments under existing noncancelable leases at December 30, 2012 are as follows:

2013	$7,870
2014	4,499
2015	3,553
2016	1,297
2017	609
Later years	—
Total	$17,828
Contingencies
We have outstanding letters of credit as of December 30, 2012 totaling $3,996, primarily as a requirement of our workers’ compensation insurance.  All letters of credit are renewable annually.
In the opinion of management, no litigation or claims are pending against the Company that will have a material effect on its financial condition, results of operations, or cash flows. The Company is subject to laws and regulations relating to the protection of the environment and is party to environmental actions that have arisen in the ordinary course of business. We provide for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Total environmental costs included in SG&A expense was $393, $203, and ($803) in 2012, 2011, and 2010. The amount of liability recorded is based on an evaluation of currently available facts and is reviewed periodically. Actual expenses incurred in future periods may vary from current estimates, given the inherent uncertainties in estimating the extent of necessary remediation efforts.
The Company has participated with other Potentially Responsible Parties (“PRPs”) in the investigation, study, and remediation of the Pasco Sanitary Landfill Superfund Site (the “Pasco Site”) in eastern Washington State since 1998. The Company was a member of a PRP Group known as the Industrial Waste Area Generators Group II (the “IWAG Group”). In 2000, the IWAG Group and several other PRP groups entered into agreed orders with the Department of Ecology for implementation of interim remedial actions and expansion of groundwater monitoring. In September 2010, the group entered into a new agreement creating the IWAG Group III. The new agreement changed the allocation of responsibility among the members, which resulted in a significant decrease in our level of participation. Based upon new investigations, it was also deemed probable that the level of participation by certain other PRPs would increase for costs expected to be incurred after 2010. At this time, an agreement has not yet been reached on the final remediation approach. We have accrued our best estimate of our obligation and have an undiscounted long-term liability of $1,213 that we currently believe is adequate to cover our portion of the total future potential costs of remediation. We expect the costs to be incurred over a period of 60 years; however, the current proposed remediation approach could require monitoring for a longer period of time. This estimate is contingent upon the final remedy agreed upon, the participation of other PRPs not currently in the IWAG Group III, the length of monitoring required, and the final agreed upon allocation. Until a final remediation approach is approved and a final agreement is reached among all PRPs, it is reasonably possible that one or more of these factors could change our estimate; however, we are unable to determine the impact at this time.
The Company participates with other PRPs in the investigation, study, and remediation of the Valleycrest Landfill Site (the “Valleycrest Site”) in western Ohio. The Company is a member of a PRP Group known as the Valleycrest Landfill Site Group (the “VLSG”). A remedial investigation and feasibility study was conducted by the VLSG which indicated a range of viable remedial approaches. At this time, a final remediation approach has not been selected, and we have accrued the estimate of our obligation based on the most likely approach being considered by the U.S. Environmental Protection Agency. We have an undiscounted long-term liability of $2,640 that we currently believe is adequate to cover our portion of the total future potential costs of remediation, which are expected to be incurred over a period of 30 years. This estimate is contingent upon the final remedy agreed upon, the participation of other PRPs not currently in the VLSG, and the final agreed upon allocation. Until a final remediation approach is approved and a final agreement is reached among all PRPs, it is reasonably possible that one or more of these factors could change our estimate; however, we are unable to determine the impact at this time.

NOTE 20 – SUBSEQUENT EVENTS
The Company has evaluated for disclosure all subsequent events through the date the financial statements were issued and filed with the United States Securities and Exchange Commission.